SCHEDULE 14C
INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.)
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☐	Preliminary Information Statement

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☒	Definitive Information Statement
Southern California Gas Company
(Name of Registrant as Specified In Its Charter)
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SOUTHERN CALIFORNIA GAS COMPANY

NOTICE OF

ANNUAL SHAREHOLDERS MEETING

The Southern California Gas Company (SoCalGas or the company) 2026 annual meeting of shareholders (Annual Shareholders Meeting) will be held on May 14, 2026, at 9 a.m., local time, at 488 8th Avenue, San Diego, California. SoCalGas is a subsidiary of Sempra.

The Annual Shareholders Meeting will be held for the following purposes:

(1)	To elect the four director nominees named in the accompanying Information Statement.

(2)	To obtain advisory approval of our executive compensation.

(3)	To transact any other business that may properly come before the meeting.

The Annual Shareholders Meeting will be a business-only meeting. It will not include any presentations by management and the company does not encourage shareholder attendance. Additional information about the company is included in the 2025 Annual Report to Shareholders, which is being mailed to shareholders together with this Notice of Annual Shareholders Meeting and the accompanying Information Statement.

Shareholders of record at the close of business on April 7, 2026, are entitled to notice of, to vote at and to attend the Annual Shareholders Meeting and any adjournment or postponement thereof. Shareholders who decide to attend the meeting and own shares registered in their names will be admitted upon verification of record share ownership. Shareholders who decide to attend the meeting and own shares through banks, brokers or other nominees must present proof of beneficial share ownership (such as the most recent account statement prior to April 7, 2026) to be admitted.

Jason W. Egan

Corporate Secretary

Important Notice Regarding the Availability of Information Statement Materials for

the Annual Shareholders Meeting to be Held on May 14, 2026.

The Information Statement

and the Annual Report to Shareholders are available on the Internet at

https://www.edocumentview.com/SoCalGas.

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

Southern California Gas Company is providing this Information Statement in connection with the 2026 annual meeting of its shareholders (Annual Shareholders Meeting) to be held on May 14, 2026, at 9 a.m., local time, at 488 8th Avenue, San Diego, California. The Notice of Annual Shareholders Meeting, this Information Statement and the 2025 Annual Report to Shareholders are being sent or given to shareholders beginning on or about April 14, 2026.

THE COMPANY

Southern California Gas Company, which we refer to as SoCalGas, the company, we, us or our, is a subsidiary of Sempra. SoCalGas’ principal executive offices are located at 555 West 5th Street, Los Angeles, California 90013. Its telephone number is (213) 244-1200.

Additional information about the company is included in the 2025 Annual Report to Shareholders (2025 Annual Report) jointly produced by Sempra and SoCalGas, which is being mailed to shareholders together with this Information Statement. The 2025 Annual Report includes the company’s Annual Report on Form 10-K for the year ended December 31, 2025 (2025 Form 10-K), which has been filed with the U.S. Securities and Exchange Commission (SEC) jointly by Sempra, SoCalGas and Sempra’s other subsidiary with U.S. publicly traded securities, San Diego Gas & Electric Company (SDG&E). These documents, as well as other documents SoCalGas files with the SEC, can be viewed on the Internet on the SEC’s website at www.sec.gov and are available on the Sempra website at www.sempra.com under the “Investors” and “SEC Filings” tabs. The company also will furnish a copy of its 2025 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any shareholder who so requests by writing to the company’s Corporate Secretary at 488 8th Avenue, San Diego, California 92101.

All website references in this Information Statement are inactive textual references, and the information on, or that can be accessed through, such websites does not constitute a part of this Information Statement.

OUTSTANDING SHARES AND VOTING RIGHTS

The SoCalGas Board of Directors has fixed April 7, 2026, as the record date for determining the shareholders of SoCalGas entitled to notice of and to vote at the Annual Shareholders Meeting and any adjournment or postponement thereof. On that date, SoCalGas’ outstanding shares consisted of 91,300,000 shares of common stock and 862,043 shares of preferred stock. All SoCalGas common stock and 50,970 shares of SoCalGas preferred stock are owned by Pacific Enterprises (PE), a wholly owned subsidiary of Sempra.

In electing directors, each share is entitled to one vote on each of the four director positions. Shareholders will be entitled to cumulate votes for the election of directors if any shareholder gives notice of an intention to do so at the meeting and prior to the voting. If that notice is given, all shareholders may cast all of their votes for any one director candidate whose name has been placed in nomination prior to the voting or may distribute their votes among two or more such candidates in such proportions as they may determine. In voting on any other matters that may be considered at the Annual Shareholders Meeting and any adjournment or postponement thereof, each share is entitled to one vote. The company does not expect there to be any broker non-votes at the Annual Shareholders Meeting. However, if there are any broker non-votes, each will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Shareholders Meeting and any adjournment or postponement thereof, but will not be considered a vote cast with respect to the election of directors or any other proposal for which it occurs.

The shares of SoCalGas owned by PE and indirectly owned by Sempra represent over 99% of SoCalGas’ outstanding shares and the number of votes entitled to be cast on the matters to be considered at the Annual Shareholders Meeting and any adjournment or postponement thereof. PE has advised SoCalGas that it intends to vote “FOR” each of the four nominees named in this Information Statement for election to the SoCalGas Board of Directors and ‘FOR” the advisory approval of our executive compensation.

GOVERNANCE OF THE COMPANY

Generally, the business and affairs of SoCalGas are managed and all corporate powers are exercised by or under the direction of its Board of Directors in accordance with California General Corporation Law and SoCalGas’ Restated Articles of Incorporation and Bylaws, as amended.

Board of Directors

Board Meetings; Annual Shareholders Meeting

During 2025, the Board of Directors of SoCalGas held 13 meetings and each incumbent director attended at least 75% of the aggregate number of such meetings and of each committee of which the director was a member (in each case during the periods when he or she was a member).

The Annual Shareholders Meeting will be a business-only meeting without presentations by management. The company does not encourage attendance at the meeting by public shareholders. The Board of Directors encourages all nominees standing for election as directors to attend the Annual Shareholders Meeting. Four of the five directors in office as of the SoCalGas 2025 annual shareholders meeting attended that meeting. You may request directions to the location of the Annual Shareholders Meeting if you choose to attend in person by contacting the company’s Corporate Secretary at 488 8th Avenue, San Diego, California 92101.

Leadership Structure

Caroline A. Winn, Sempra’s Executive Vice President, serves as non-executive Chairman of the Board of Directors. The board does not have an independent lead director.

Director Independence

As a subsidiary of Sempra with none of its classes of stock listed on a national securities exchange, SoCalGas is not subject to stock exchange listing standards requiring independent directors and various board committees and, accordingly, has not established independence standards for its directors. All of the directors of the company are also officers of the company or of Sempra and, as a result, none qualifies as an independent director under the standards established by the New York Stock Exchange (NYSE) or any other national securities exchange for boards of directors or board committees.

Board Committees

Two standing committees, a Compensation Committee and a Safety Committee, assist the board in carrying out its responsibilities. The Compensation Committee assists the board in discharging its responsibilities relating to oversight of the evaluation and compensation of the company’s executives and operates under a written charter adopted by the board, a copy of which was filed as Appendix A to the 2025 SoCalGas Information Statement. The duties of the Safety Committee are described below. The SoCalGas Board of Directors does not maintain an audit or nominating committee.

Director Nominations and Board Composition

Nominees for election as directors are determined by the SoCalGas Board of Directors, and the board will not consider director candidates recommended by shareholders other than its direct and indirect parent companies. The board currently consists of Maryam S. Brown, Chief Executive Officer (CEO) and President of SoCalGas as of the mailing date of this Information Statement, and four officers of Sempra with broad professional and business expertise. Ms. Brown has provided notice of her resignation from all positions with SoCalGas effective April 17, 2026, including as its President, CEO and a member of its Board of Directors and all committees thereof. The board has nominated the four other current directors for reelection to the board at the Annual Shareholders Meeting. Although Sempra and SoCalGas promote inclusion and belonging in their workforces, diversity is not specifically considered in selecting the individuals who serve as directors of SoCalGas.

Codes of Business Conduct and Ethics

All but two of the members of Sempra’s Board of Directors are independent directors under NYSE independence standards, and all of Sempra’s NYSE-required board committees are composed of 100% independent directors. The Sempra Board of Directors also has adopted a Code of Business Conduct and Ethics for Directors and Principal and Executive Officers that applies to the current directors and certain of the executive officers of SoCalGas, and all directors and officers of SoCalGas also are subject to a Code of Business Conduct that applies to all employees of SoCalGas and Sempra. If we either (i) amend any provision of our Code of Business Conduct and Ethics for Directors and Principal and Executive Officers in a way that relates to any element of the code of ethics definition in Item 406(b) of SEC Regulation S-K or (ii) grant our principal executive, financial, or accounting officer or controller an explicit or implicit waiver from any provision of our Code of Business Conduct and Ethics for Directors and Principal and Executive Officers and the waiver relates to any element of the code of ethics definition in Item 406(b) of SEC Regulation S-K, then we will describe the date and nature of the amendment or waiver on our website under the “About Us” and “Management Team” tabs. If we do not make such disclosure on our website, we will include it in a current report on Form 8-K filed with the SEC.

Board Role in Risk Oversight

Assessing and monitoring risks and risk management are among the functions of the SoCalGas Board of Directors. SoCalGas’ management, including the company’s Vice President, Chief Risk Officer and Chief Compliance Officer and the company’s Chief Safety Officer, are responsible for identifying and assessing risk, and monitoring and reporting to the SoCalGas Board of Directors on the company’s plans to manage risk and safety, respectively. Risk oversight at the management level is governed by the Enterprise Risk and Compliance Management Committee, which is composed of senior management and chaired by the Vice President, Chief Risk Officer and Chief Compliance Officer and is

responsible for establishing, overseeing, periodically reviewing and working to improve upon enterprise risk management policies and practices across SoCalGas. Other management-level governing bodies also are tasked with reviewing, monitoring and mitigating risk, including SoCalGas’ Executive Safety Committee, which is composed of the entire senior management team and chaired by the Chief Safety Officer to foster a proactive safety culture where employee, public infrastructure and contractor risk identification and mitigation are prioritized to sustain implementation, improve risk management and drive continued improvement, as well as SoCalGas’ Energy Procurement Risk Management Committee, which is composed of members of senior management and chaired by the Chief Financial Officer and is responsible for the adoption, oversight, periodic review and enforcement of a comprehensive risk management framework governing energy trading activities conducted by the company’s gas acquisition department.

The SoCalGas Board of Directors has ultimate responsibility for risk oversight. The board fulfills its risk oversight function by, among other things, reviewing and overseeing the company’s strategic, financial and operating plans; receiving and reviewing other direct reports and periodic updates from various members of management and discussing major risk categories with management on at least an annual basis or as needed due to changes in risk profiles; and staying informed about developments in our industry and other current events that may impact the company. Additionally, the board may utilize committees to focus on specific risk areas. For example, the board has established a Safety Committee whose purpose is to advise and assist the board in the oversight of safety matters that affect the company, including matters related to employee, contractor, public and infrastructure safety, and with responsibilities that include, among other things, reviewing and monitoring the company’s safety culture, goals, and risks; the company’s risk management and oversight programs related to such safety matters; safety-related incidents and the measures and strategies taken by management to prevent, mitigate or respond to such incidents; current and emerging safety matters; and the company’s safety performance and metrics. The board’s leadership structure, with Sempra’s Executive Vice President serving as non-executive Chairman of our Board of Directors, supports the board’s risk oversight function by facilitating the allocation of risk-related functions between the board and management, with management having responsibility for implementing and supervising risk management processes and the board having responsibility for overseeing these matters.

Compensation Committee Interlocks and Insider Participation

The SoCalGas Board of Directors has delegated responsibility for certain elements of executive compensation to the Compensation Committee of the board. In 2025, the members of the Compensation Committee were (i) Ms. Brown (the current CEO of SoCalGas, until her resignation becomes effective April 17, 2026), Lisa Larroque Alexander (an officer of Sempra and a former officer of SoCalGas), and Karen L. Sedgwick (an officer of Sempra who has never been an officer or employee of SoCalGas); and (ii) beginning in July 2025, Caroline A. Winn (an officer of Sempra who has never been an officer or employee of SoCalGas). None of the company’s executive officers currently serves, or has served during the past fiscal year, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving as a member of the SoCalGas Board of Directors or the Compensation Committee of the board.

Related Person Transactions

SEC rules require that SoCalGas describe any transaction since the beginning of 2025 or any currently proposed transaction, in each case involving more than $120,000, in which the company was or will be a participant and any of its directors, director nominees, executive officers, persons or entities known by the company to be a beneficial owner of more than 5% of the company’s common stock, or any member of their respective immediate families, had or will have a direct or indirect material interest. The SoCalGas Board of Directors has adopted a written policy that requires the board to review and approve any such “related person transaction” that is required to be disclosed. When evaluating any such transaction, the board focuses on a variety of factors on a case-by-case basis, which may include, among other things, the identity of the related person, the nature and terms of the transaction, the interest of the related person in the transaction and the dollar amount involved.

There have been no transactions requiring such review since the beginning of 2025.

Communications with the Board

Shareholders and other interested parties who wish to communicate with the SoCalGas Board of Directors or any individual director may do so by writing to the company’s Corporate Secretary at 488 8th Avenue, San Diego, California 92101 and addressing the communication to the SoCalGas Board of Directors or the applicable individual director.

Compensation of Directors

All of our directors are employees of SoCalGas or Sempra and are not otherwise compensated for their service on the SoCalGas Board of Directors.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has been retained as the independent registered public accounting firm to audit the SoCalGas financial statements and the effectiveness of its internal control over financial reporting for 2026. Deloitte & Touche LLP or its predecessors have served as the independent registered public accounting firm for SoCalGas or its parent company continuously since 1937. Deloitte & Touche LLP also serves as the independent registered public accounting firm for Sempra and SDG&E. Representatives of Deloitte & Touche LLP are expected to attend the Annual Shareholders Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

The following table shows fees paid to Deloitte & Touche LLP for services provided to SoCalGas in 2025 and 2024:

	2025		2024

(Dollars in Thousands)	Fees	% of Total	Fees	% of Total

Audit fees

Financial statements and internal controls audit	$4,169		$4,118

Regulatory filings and related services	75		150

Total audit fees	4,244	92%	4,268	92%

Audit-related fees

Employee benefit plan audits	323		315

Other audit-related services(A)	20		20

Total audit-related fees	343	7%	335	7%

Tax fees(B)	42	1%	47	1%

All other fees	—		—

Total fees	$4,629	100%	$4,650	100%

(A)	Other audit-related services primarily relate to statutory audits and agreed-upon procedures.

(B)	Tax fees relate to tax consulting and compliance services.

The Audit Committee of Sempra’s Board of Directors is directly responsible for the appointment, compensation, retention and oversight, including the oversight of the audit fee negotiations, of the independent registered public accounting firm for Sempra and its subsidiaries, including SoCalGas. As a matter of good corporate governance, the SoCalGas Board of Directors also reviewed the performance of Deloitte & Touche LLP and concurred with the determination by Sempra’s Audit Committee to retain the firm as its independent registered public accounting firm for 2026, 2025 and 2024. Sempra’s Board of Directors has determined that each member of its Audit Committee is an independent director and is financially literate and that Jack T. Taylor, who chairs the committee, and Jennifer M. Kirk and Anya Weaving, who are members of the committee, are audit committee financial experts as defined by the rules of the SEC.

Except where pre-approval is not required by SEC rules, Sempra’s Audit Committee pre-approves all audit, audit-related and permissible non-audit services provided by Deloitte & Touche LLP for Sempra and its subsidiaries, including all services provided by Deloitte & Touche LLP for SoCalGas in 2025 and 2024. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services and give detailed guidance to management as to the services that are eligible for general pre-approval, and they require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the firm’s independence. The committee’s policies and procedures also delegate authority to the Chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

AUDIT REPORT

The Board of Directors of SoCalGas has reviewed and discussed with the company’s management the audited financial statements of the company for the year ended December 31, 2025.

Sempra’s Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the U.S. Securities and Exchange Commission. Sempra’s Audit Committee also has received from Deloitte & Touche LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding its communications with Sempra’s Audit Committee concerning Deloitte & Touche LLP’s independence, and Sempra’s Audit Committee has discussed Deloitte & Touche LLP’s independence with the firm.

Based on these considerations, the Board of Directors of SoCalGas directed that the audited financial statements of SoCalGas be included in its Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the U.S. Securities and Exchange Commission.

BOARD OF DIRECTORS

Caroline A. Winn, Chair

Maryam S. Brown

Diana L. Day

Lisa Larroque Alexander

Karen L. Sedgwick

SHARE OWNERSHIP

All outstanding shares of SoCalGas’ common stock are owned by PE and all outstanding shares of PE’s common stock are owned by Sempra. None of the directors or officers of SoCalGas owns any shares of SoCalGas’ preferred stock, and SoCalGas is unaware of any person, other than PE, who beneficially owns more than 5% of its outstanding shares of preferred stock.

The following table shows the number of shares of Sempra common stock (rounded down to the nearest whole share where applicable) beneficially owned as of April 1, 2026, by each director of SoCalGas, by each executive officer of SoCalGas named in the executive compensation tables in this Information Statement (named executive officers), and by all directors and executive officers of SoCalGas as of the date of this Information Statement as a group. The shares of Sempra common stock beneficially owned by each of our directors and named executive officers and by our directors and executive officers as a group in each case total less than 1% of Sempra’s outstanding shares of common stock. In calculating these percentages, shares under the heading “Phantom Shares” are not included because these phantom shares (i) cannot be voted and (ii) may only be settled for cash or cannot be settled for shares of Sempra common stock within 60 days after April 1, 2026. As of April 1, 2026, 653,344,198 shares of Sempra common stock were outstanding.

Name	Shares of Sempra Common Stock	Shares Subject to Excercisable Options(E)	Total Shares Beneficially Owned(F)	Phantom Shares(G)	Total Shares Beneficially Owned Plus Phantom Shares

David J. Barrett(A)	4,765	—	4,765	349	5,114

Maryam S. Brown(B)	—	—	—	5,354	5,354

Diana L. Day	12,009	—	12,009	1,995	14,004

Mia L. DeMontigny(C)	7,273	—	7,273	—	7,273

Lisa Larroque Alexander	8,158	—	8,158	1,496	9,654

Sara P. Mijares	5,781	—	5,781	—	5,781

Rodger R. Schwecke(D)	22,129	—	22,129	—	22,129

Karen L. Sedgwick	39,183	40,698	79,881	9,519	89,400

Erin M. Smith	9,059	—	9,059	—	9,059

Caroline A. Winn	31,308	—	31,308	678	31,986

Directors and Executive Officers as a Group (10 persons)	157,079	40,698	197,777	25,446	223,223

(A)	Mr. Barrett moved to a new role at Sempra effective January 31, 2026, and is no longer an employee of SoCalGas.

(B)	Ms. Brown has provided notice that she will resign from SoCalGas effective April 17, 2026.

(C)	Ms. DeMontigny resigned from SoCalGas effective January 31, 2026.

(D)	Mr. Schwecke has been appointed interim President of SoCalGas effective April 18, 2026 and will retire from SoCalGas effective October 1, 2026.

(E)	Shares of Sempra common stock that may be acquired through the exercise of stock options that currently are exercisable or will become exercisable within 60 days after April 1, 2026.

(F)

Except as otherwise indicated, we believe, based on information furnished to us, that persons named in this table have sole voting and sole investment power with respect to all beneficially owned shares of Sempra common stock, subject to applicable community property laws.

(G)

Phantom shares represent deferred compensation deemed invested in shares of Sempra common stock. These phantom shares track the performance of Sempra common stock but cannot be voted and may only be settled for cash, except for 888 phantom shares deferred by Ms. Day in connection with the vesting of certain performance-based restricted stock units, which also cannot be voted but may only be settled for shares of Sempra common stock following separation of service from the company. All phantom shares are either fully vested or will vest within 60 days after April 1, 2026.

The table
below
shows each person or entity known by us to be a beneficial owner of more than 5% of Sempra common stock. This table mirrors the information reflected in Sempra’s 2026 proxy statement filed on March 27, 2026 and is based on filings made through March 20, 2026 under Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (Exchange Act). Due to recent amendments to the reporting rules under Sections 13(d) and 13(g) of the Exchange Act, information is presented as of various dates.

Name and Address of Beneficial Owners	Shares of Sempra Common Stock	Percent of Class (F)

The Vanguard Group (A) 100 Vanguard Blvd. Malvern, PA 19355	75,724,549	11.6%

BlackRock, Inc. (B) 50 Hudson Yards New York, NY 10001	53,048,491	8.1%

Capital International Investors, division of Capital Research and Management Company (C) 333 South Hope Street, 55 th Floor Los Angeles, CA 90071	50,986,401	7.8%

Wellington Management Group LLP (D) 280 Congress Street Boston, MA 02210	48,686,047	7.5%

State Street Corporation (E) State Street Financial Center 1 Congress Street, Suite 1 Boston, MA 02114	34,247,325	5.2%

(A)
The information regarding The Vanguard Group is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on October 30, 2025 reflecting shares of Sempra common stock beneficially owned as of September 30, 2025 (the Vanguard 13G/A). According to the Vanguard 13G/A, includes shared voting power with respect to 4,137,863 shares, sole dispositive power with respect to 69,167,967 shares and shared dispositive power with respect to 6,556,582 shares. The Vanguard Group filed a subsequent Schedule 13G/A on March 27, 2026 reflecting different beneficial ownership as a result of an internal realignment in which certain subsidiaries or business divisions of subsidiaries of The Vanguard Group that formerly had, or were deemed to have, beneficial ownership with The Vanguard Group will report beneficial ownership separately (on a disaggregated basis) from The Vanguard Group, although these subsidiaries and/or business divisions continue to pursue the same investment strategies as previously pursued by The Vanguard Group prior to the realignment.

(B)
The information regarding BlackRock, Inc. is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on April 24, 2025 reflecting shares of Sempra common stock beneficially owned as of March 31, 2025 (the BlackRock 13G/A). According to the BlackRock 13G/A, includes sole voting power with respect to 48,343,067 shares and sole dispositive power with respect to 53,048,491 shares.

(C)
The information regarding Capital International Investors, a division of Capital Research and Management Company, as well as certain of its investment management subsidiaries and affiliates (Capital), is based solely on a Schedule 13G/A filed by Capital with the SEC on August 13, 2025 reflecting shares of Sempra common stock beneficially owned as of June 30, 2025 (the Capital 13G/A). According to the Capital 13G/A, includes sole voting power with respect to 50,216,474 shares and sole dispositive power with respect to 50,986,401 shares.

(D)
The information regarding Wellington Management Group LLP is based solely on a Schedule 13G/A filed by Wellington Management Group LLP with the SEC on May 12, 2025, reflecting shares of Sempra common stock beneficially owned as of March 31, 2025 (the Wellington 13G/A). According to the Wellington 13G/A, includes shared voting power with respect to 46,744,631 shares and shared dispositive power with respect to 48,686,047 shares.

(E)
The information regarding State Street Corporation is based solely on a Schedule 13G/A filed by State Street Corporation with the SEC on January 30, 2024 reflecting shares of Sempra common stock beneficially owned as of December 31, 2023 (the State Street 13G/A). According to the State Street 13G/A, includes shared voting power with respect to 21,709,425 shares and shared dispositive power with respect to 34,147,957 shares.

(F)
The percentages are calculated based on (i) the number of shares of Sempra common stock reflected as being beneficially owned by each beneficial owner as of the date referenced in its latest filing, through March 20, 2026, under Section 13(g) of the Exchange Act as described in the other footnotes to this table, and (ii) 653,332,556 shares of Sempra common stock outstanding as of March 20, 2026.

Insider Trading Policies and Procedures
The company is subject to Sempra’s Insider Trading and Information Confidentiality Policy, which governs, among other things, the purchase, sale and/or other dispositions of SoCalGas and Sempra securities by our directors, officers and employees. The company believes this policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as applicable. This policy has been filed or incorporated by reference as Exhibit 19.1 to the 2025
Form 10-K.
Although the company has not adopted a specific policy governing its own transactions in its securities, the company is committed to complying with applicable laws related to such transactions.

PROPOSAL 1: ELECTION OF THE FOUR DIRECTOR NOMINEES NAMED IN THIS INFORMATION STATEMENT

At the Annual Shareholders Meeting, four directors will be elected to serve until the next annual shareholders meeting and until their respective successors have been elected and qualified or until their earlier resignation or removal. The four director nominees receiving the highest number of affirmative votes will be elected as directors of the company. If you indicate “ABSTAIN” on any or all nominees, your vote will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Shareholders Meeting and any adjournment or postponement thereof, but will not be considered a vote cast with respect to this proposal. As a result, abstentions and votes against any director, if any, will have no effect on the outcome of the vote on this proposal.

The following sets forth information, as of the mailing date of this Information Statement, regarding the four director nominees named in this Information Statement for election at the Annual Shareholders Meeting. This information includes biographical information, business experience and service on other public company boards. In addition, we discuss below the specific experience, qualifications, attributes and skills that make each director candidate a well-qualified and valuable board member.

Diana L. Day, 61, became a director of SoCalGas in October 2022. She also is a director of SDG&E, Sempra’s other California utility subsidiary. She has been Chief Legal Counsel and Corporate Secretary of Sempra since January 2024 and May 2025, respectively, and previously served as Deputy General Counsel of Sempra since October 2022. She served as Senior Vice President and General Counsel of SDG&E from August 2020 to October 2022, Vice President and General Counsel of SDG&E from January 2019 to August 2020, and Chief Risk Officer of SDG&E from August 2019 to October 2022. Prior to that, she was Acting General Counsel of SDG&E from September 2017 to January 2019, and Vice President – Enterprise Risk Management and Compliance for SDG&E and SoCalGas from 2014 to January 2019. Ms. Day has held various other leadership positions since she joined the Sempra family of companies in 1997.

Ms. Day’s extensive expertise in governance matters and other aspects of business and corporate law makes her a valuable member of our board.

Lisa Larroque Alexander, 52, became a director of SoCalGas in March 2019. She has been Senior Vice President, Human Resources of Sempra since January 2025 and Senior Vice President, Corporate Affairs of Sempra since April 2020. Before that, Ms. Larroque Alexander served as Vice President, Corporate Communications and Sustainability of Sempra from May 2018 to April 2020, Vice President – Customer Solutions, Communications and Environmental Strategy of SoCalGas from April 2018 to May 2018, Vice President – Customer Solutions and Communications of SoCalGas from May 2016 to April 2018, and in several other positions since joining SoCalGas in 2011. Previously, Ms. Larroque Alexander was a management consultant to the energy and utilities sector and, prior to that, held leadership positions in strategy, marketing and consulting.

Ms. Larroque Alexander is a director of Argan, Inc., a company that provides construction and related services to the energy and industrial sectors.

Ms. Larroque Alexander has served our company and its affiliates in strategy, commercial, public policy and operational roles and her extensive experience and in-depth understanding of the company’s business make her a valuable member of our board.

Karen L. Sedgwick, 59, became a director of SoCalGas in January 2025 and served as non-executive Chairman of SoCalGas from January to July 2025. Ms. Sedgwick also previously served as a director of SoCalGas from March 2021 until October 2022. She also is a director of SDG&E, Sempra’s other California utility subsidiary, and served as SDG&E’s non-executive Chairman from January to July 2025. Ms. Sedgwick has been Executive Vice President and Chief Financial Officer of Sempra since January 2024. Prior to that, she served as Chief Administrative Officer and Chief Human Resources Officer of Sempra beginning in December 2021 and September 2020, respectively, until December 2023 for both roles, and also served as Senior Vice President of Sempra from September 2020 to December 2021. She was Chief Administrative Officer and Chief Human Resources Officer of SDG&E from April 2019 to September 2020 and Vice President and Treasurer of Sempra from August 2018 to April 2019. Prior to that, she served as Vice President, Audit Services of Sempra from January 2014 to August 2018 and in a variety of other senior roles during her more than 31-year tenure with the Sempra family of companies.

Ms. Sedgwick’s deep experience in operational, financial and audit services roles, as well as administrative and human resources functions and other roles with the Sempra family of companies, makes her a valuable member of our board.

Caroline A. Winn, 63, became a director and the non-executive Chairman of SoCalGas in July 2025. She has been Executive Vice President of Sempra since July 2025. Ms. Winn has been a director of SDG&E since August 2020 and has served as SDG&E’s non-executive Chairman since July 2025. She also served as Chief Executive Officer of SDG&E from August 2020 to July 2025. Prior to that, she was Chief Operating Officer of SDG&E from January 2017 to July 2020, Chief Energy Delivery Officer of SDG&E from June 2015 to December 2016 and Vice President – Customer Services of SDG&E from April 2010 to June 2015, and served in a variety of other senior roles during her more than 40-year tenure with the Sempra family of companies.

Ms. Winn is a director of American States Water Company, a utility holding company. She previously was a director of the Kayne Anderson Energy Infrastructure Fund, Inc.

Ms. Winn’s extensive experience in the energy industry and her strong leadership background make her a valuable member of our board.

PROPOSAL 2: ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to approve, on an advisory basis, a resolution on the compensation of the named executive officers as reported in this Information Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our 2025 executive compensation program. We currently provide our shareholders the opportunity to vote on a say-on-pay proposal every three years and, as a result, the next vote on a say-on-pay proposal following the Annual Shareholders Meeting is expected to occur at our 2029 annual shareholders meeting.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this Information Statement by voting in favor of the following resolution:

“RESOLVED, that, as an advisory matter, the shareholders of Southern California Gas Company approve the compensation paid to the company’s named executive officers as disclosed in the company’s 2026 Information Statement pursuant to Item 402 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Approval requires the receipt of “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, assuming a quorum is present, and the approving majority also must represent more than 25% of our outstanding shares of voting stock. If you indicate “ABSTAIN” on this proposal, your vote will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Shareholders Meeting and any adjournment or postponement thereof, but will not be considered a vote cast with respect to this proposal. As a result, abstentions should have no effect on the outcome of the vote on this proposal, unless they result in a failure to obtain affirmative votes representing more than 25% of our outstanding shares of voting stock.

This say-on-pay vote is advisory only and will not be binding on the company.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

What information is provided in this section of the Information Statement?

In this Compensation Discussion and Analysis, we:

•	Outline our compensation philosophy and program goals
•	Discuss how the SoCalGas Compensation Committee determines executive pay
•	Describe each element of executive pay, including base salaries, short-term and long-term incentives and executive benefits
•	Describe the rationale for each element of executive pay in the context of our compensation philosophy and program goals

Who are the named executive officers?

Named Executive Officer	Title

Maryam S. Brown(1)	Chief Executive Officer and President

Mia L. DeMontigny(2)	Former Senior Vice President, Chief Financial Officer and Treasurer

Sara P. Mijares(3)	Vice President, Chief Accounting Officer, Controller and Former Interim Chief Financial Officer and Treasurer

David J. Barrett(4)	Former Senior Vice President and General Counsel

Rodger R. Schwecke(5)	Chief Operating Officer

Erin M. Smith	Senior Vice President, External Affairs and Chief Talent Officer

Table 1

(1)	Ms. Brown has provided notice that she will resign from SoCalGas effective April 17, 2026.

(2)	Ms. DeMontigny resigned effective January 31, 2026. Ms. DeMontigny also was on a leave of absence from June 25, 2025 until October 26, 2025, a portion of which consisted of unpaid personal leave.

(3)	Ms. Mijares served as interim Chief Financial Officer and interim Treasurer from June 25, 2025 through October 26, 2025 during Ms. DeMontigny’s leave of absence.

(4)	Mr. Barrett moved to a new role at Sempra effective January 31, 2026, and is no longer an employee of SoCalGas.

(5)

Mr. Schwecke was promoted to Chief Operating Officer effective March 1, 2025. Mr. Schwecke has been appointed interim President of SoCalGas effective April 18, 2026 and will retire from SoCalGas effective October 1, 2026.

What is our executive compensation philosophy and what are the goals of our executive compensation program?

Our Compensation Committee sets the company’s executive pay philosophy, which emphasizes:

•	Performance-based incentives aligned with shareholder value creation
•	Alignment of pay with short-term and long-term company performance
•	Balance between short-term and long-term incentives
•	More pay tied to performance at higher levels of responsibility

Our executive compensation program goals include:

•	Aligning executive compensation with the interests of shareholders and other stakeholders
•	Linking executive compensation to both annual and long-term business and individual performance
•	Motivating executives to achieve superior performance
•	Attracting and retaining executives with outstanding ability and experience who demonstrate high standards of integrity and ethics

Elements of our 2025 executive pay program that exemplify our pay-for-performance philosophy and goals include:

•	Approximately 72% of our CEO’s target total direct pay is in the form of “at-risk” compensation consisting of a performance-based annual bonus and long-term equity-based incentives
•	Performance measures for the performance-based annual bonus are directly linked to the financial and operational performance of SoCalGas and Sempra
•

Long-term incentive compensation is primarily delivered through performance-based restricted stock units. The performance measures for the annual performance-based restricted stock unit awards are based on Sempra’s relative total shareholder return (TSR) and earnings per common share (EPS) growth over a three-year period

We believe this compensation philosophy enables us to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance.

What compensation governance measures are in place?

We believe our compensation practices, which are highlighted below, reflect our pay-for-performance philosophy and program goals and our commitment to sound corporate governance.

What We Do:

•	We use multiple, and complementary, performance measures in our annual and long-term incentive plans to link pay to performance and shareholder interests
•

Our performance-based annual bonuses are based on performance measures related to safety and safety management systems, customer service and other stakeholder goals, as well as Sempra’s and SoCalGas’ earnings (as adjusted for annual bonus purposes, which is referred to as EICP Earnings, a non-GAAP financial measure) (see “Compensation Components—Performance-Based Annual Bonuses” below for additional information)

•	We use Sempra’s relative TSR and Sempra’s EPS growth as the primary performance measures for long-term equity-based incentives
•	We review external market data when making compensation decisions
•	An independent advisor has conducted a risk assessment of certain elements of our incentive programs
•

Our clawback policy requires the recovery of certain incentive compensation received by the CEO or Chief Financial Officer, as required under the Sarbanes-Oxley Act of 2002, in the event of certain qualifying accounting restatements, and provides that the Compensation and Talent Development Committee of the Sempra Board of Directors may provide for additional recovery of compensation from awards made under Sempra’s long-term incentive plans (LTIPs), in which SoCalGas employees participate, including service-based restricted stock unit awards, performance-based restricted stock unit awards and annual incentive awards. All outstanding award agreements under Sempra’s 2019 LTIP provide for reimbursement of compensation if the recipient of such an award’s fraudulent or intentional misconduct is found, in the discretion of such committee, to have materially affected the operations or financial results of Sempra or its subsidiaries, including SoCalGas, even if such misconduct did not result in an accounting restatement

•

Officers are subject to share ownership guidelines ranging from three times base pay for SoCalGas’ CEO, President, and Chief Operating Officer to one times base pay for SoCalGas’ vice presidents (see “Share Ownership Guidelines” below for additional information)

•	Sempra’s 2019 LTIP includes “double-trigger” equity vesting upon a change in control of Sempra (see “Severance and Change in Control Arrangements” below for additional information)

What We Don’t Do:

•

Long-term incentive plan awards are granted from a Sempra shareholder-approved plan that prohibits stock option repricing (at this time, no SoCalGas executive officer has any outstanding stock options) and cash buyouts without shareholder approval

•

All employees and directors, as well as their family members living in the same household and entities they directly or indirectly control, are prohibited from purchasing financial instruments or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any Sempra or SoCalGas equity securities, and are also prohibited from selling “short” any such securities. All officers and directors also are prohibited from pledging any Sempra or SoCalGas securities.

•	No excise tax gross-ups are provided in our named executive officers’ severance pay or equity award agreements, and no named executive officers received any excise tax gross-ups in 2025
•	No “single-trigger” cash severance benefits are provided upon a change in control of Sempra (see “Severance and Change in Control Arrangements” below for additional information)
•	None of the named executive officers has an employment contract
•	None of the named executive officers receives uncapped incentives
•	No executive officer, including SoCalGas’ CEO, participates in decisions regarding his or her own compensation
•	No excessive perquisites; all have a specific business rationale

DETERMINING EXECUTIVE PAY

How is external pay data used in determining pay?

External pay data is used to help align executive compensation levels with the labor market. The SoCalGas Compensation Committee views the labor market for our most senior positions as a nationwide, broad cross-section of companies in various industries, and recognizes that this labor market varies by position. The committee reviews general industry and utility industry market pay data from multiple surveys. Information about specific surveys or specific companies in the survey data is not provided to the committee.

What is the role of internal equity in determining pay?

Internal pay equity principles are used to determine the compensation for positions that are unique or difficult to compare to market data.

Internal equity is also considered in establishing compensation for positions considered to be equivalent in responsibilities and importance, especially where precise external data is not available.

What is the SoCalGas Compensation Committee’s role in determining pay?

The primary role of the SoCalGas Compensation Committee is to assist the board in discharging the board’s responsibilities relating to oversight of the evaluation and compensation of SoCalGas’ executive officers and other officers, if any, and other matters as directed by the board. The committee’s responsibilities include evaluating the performance of officers, determining officer annual salaries and awards under the company’s incentive compensation plans, and making recommendations for officer awards under Sempra’s LTIPs and nominations of non-officer employees for participation in these LTIPs.

The Compensation Committee typically holds three regularly scheduled meetings each year and additional meetings when needed.

The committee’s Chair approves the agenda prior to each meeting. Four directors sit on the committee as of the mailing date of this Information Statement.

The Compensation Committee:

•	Sets its regular meeting dates and standing agenda items annually
•	Considers standing agenda items and other topics at each meeting
•	Recommends changes to its charter for approval by the board as needed
•	Provides regular updates to the full board regarding its proceedings, recommendations and decisions

The Compensation Committee has adopted a charter, a copy of which was filed as Appendix A to the 2025 SoCalGas Information Statement.

What is SoCalGas management’s role in compensation matters?

In 2025, SoCalGas’ CEO was a member of the Compensation Committee and attended each SoCalGas Compensation Committee meeting during that year. Our human resources department assists the committee by preparing compensation information and analyses for its consideration. Our accounting, finance and law departments also support the committee with respect to compensation-related matters as needed. The committee members generally receive presentation materials in advance of committee meetings.

Our executive officers do not determine or approve any element or component of their own compensation, nor are they present during the committee’s deliberations regarding their own compensation. This includes base salary, performance-based annual bonus, long-term equity-based incentives and all other aspects of compensation. The committee seeks our CEO’s views on the performance of our other executive officers, and the CEO makes pay recommendations for these officers.

Are the results of the most recent shareholder advisory vote on executive compensation considered in determining executive pay?

Our shareholders presently have the opportunity to cast an advisory vote on our executive compensation, or a “say-on-pay” vote, once every three years at our annual shareholders meetings. At the 2023 annual meeting of our shareholders, which was the last time a say-on-pay vote occurred prior to the Annual Shareholders Meeting, the say-on-pay proposal received approval from every share that was voted on the proposal at the meeting, which were all voted by PE, our controlling shareholder. The Compensation Committee believes this approval affirms our controlling shareholder’s support for our approach to executive compensation, and therefore has not significantly altered our compensation policies or practices since 2023.

MANAGING RISK IN COMPENSATION PLANS

How does the SoCalGas Compensation Committee seek to mitigate risk in the company’s executive compensation program?

The SoCalGas Compensation Committee seeks to mitigate risk in our executive compensation program by balancing short-term and long-term incentives and linking a higher proportion of total compensation to long-term incentives. Risk is also managed through other elements of incentive plan design and the selection of performance measures.

Our compensation risk management is further strengthened by our clawback policy, our anti-hedging and anti-pledging policies and our executive share ownership guidelines, each of which is discussed in further detail elsewhere in this Compensation Discussion and Analysis.

An independent consultant, Exequity, conducted a risk assessment of certain 2025 incentive programs in which SoCalGas executive officers and other employees participate.

What are some of the risk mitigation features in the company’s executive compensation programs?

Specific examples of safeguards and risk mitigation features found in our executive compensation programs are listed below.

Our 2025 performance-based annual bonuses under the SoCalGas Executive Incentive Compensation Plan (EICP) include the following risk mitigation features:

•	Limiting the payout at the maximum performance level to 200% of target
•

Using financial performance measures that are based on the earnings reported in our and Sempra’s financial statements and our balance sheet strength, with certain adjustments that are limited and predefined and the potential for others related to unplanned or unforeseen items, all of which are made after thoughtful consideration

•

Incorporating performance measures important to our business operations, including safety and safety management systems and customer service and other stakeholder goals, in addition to the financial performance measures

•	Providing the SoCalGas Compensation Committee with discretion over certain elements related to incentive plan payouts

Our 2025 long-term equity-based incentives include the following risk mitigation features:

•

Using a balanced mix of multiple types of awards and performance measures, consisting of a market-based performance measure (Sempra’s relative TSR), a financial performance measure (Sempra’s long-term EPS growth) and a service-based measure (service-based restricted stock units)

•	Measuring Sempra’s TSR against the S&P 500 Index and the S&P 500 Utilities Index(1) rather than against peer groups selected by Sempra, which reduces subjectivity in the determination of peer groups
•	Using multi-year performance periods to promote a longer-term performance horizon
•	Providing zero payouts for performance-based awards if performance is below the 25th percentile threshold level
•	Limiting the maximum payout level for performance-based restricted stock unit awards to 200% of the target number of units (including reinvested dividend equivalents)

PAY MIX

What is “pay mix”?

Pay mix is the relative value of a named executive officer’s total direct pay opportunity for each of the three components of total direct compensation at target company performance. Figure 1 shows the 2025 pay mix for Ms. Brown.

Figure 1

Note: Based on Ms. Brown’s annual base salary as of December 31, 2025, 2025 target performance-based annual bonus and the target grant date value of her 2025 long-term equity-based incentives.

Why is pay mix important?

Our pay mix is designed to align the interests of executives with the interests of shareholders and other stakeholders by providing a greater proportion of target annual compensation through performance-based annual bonuses and long-term equity-based incentives rather than base salary. This means that most pay is intended to be variable and increase or decrease based on company performance. As shown in Figure 1, more than half of Ms. Brown’s target total direct pay opportunity in 2025 was in the form of long-term equity-based incentives and more than 70% was in the form of at-risk variable incentive pay.

Actual pay mix may vary substantially from target pay mix. This may occur as a result of company performance, which greatly affects annual bonuses and payout percentages for EPS growth-based LTIP awards, and Sempra common stock performance, which significantly impacts payout percentages for TSR-based LTIP awards and the ultimate value realized for all equity awards.

(1)	For purposes of long-term equity-based incentive awards, all references to the S&P 500 Utilities Index refer to the companies constituting the S&P 500 Utilities Index excluding water companies.

Figure 2 shows the percentage of each component of the total 2025 direct pay opportunity as of December 31, 2025 at target company performance for each of our named executive officers.

Figure 2

Note: Based on annual base salary as of December 31, 2025, 2025 target performance-based annual bonus and the target grant date value of the 2025 long-term equity-based incentives (excluding any special awards) for each named executive officer. Does not include a lump sum payment to Ms. Mijares in consideration for her service as interim chief financial officer and does not reduce Ms. DeMontigny’s annual base salary or 2025 target performance-based annual bonus for the unpaid portion of her personal leave.

COMPENSATION COMPONENTS

What are the primary components of SoCalGas’ executive compensation program?

The primary components of our executive compensation program, which also comprise the three components of each named executive officer’s total direct compensation, are:

•	Base salaries
•	Performance-based annual bonuses
•	Long-term equity-based incentive awards granted by Sempra

Additional benefits include participation in savings and retirement plans and health and welfare programs, as well as personal benefits and severance pay agreements.

All of our named executive officers generally participate in the same compensation program. However, compensation levels for named executive officers vary substantially based on the roles and responsibilities of the individual officers.

1.  Base Salaries

What is the role of base salaries in SoCalGas’ executive compensation program, and how are base salaries determined and reviewed?

Our executive compensation program emphasizes performance-based pay. This includes annual cash bonuses and long-term equity-based incentives. However, base salaries remain a common and necessary element of compensation for attracting and retaining outstanding employees at all levels.

The SoCalGas Compensation Committee annually reviews base salaries for executive officers. The committee considers the following factors, among others, in its annual review:

•	Market salary data from multiple surveys
•	Individual contributions and performance
•	Labor market conditions
•	Complexity of roles and responsibilities
•	Succession planning
•	Retention needs
•	Reporting relationships
•	Internal pay equity
•	Experience

Base salaries also may be reviewed and adjusted during the year (between annual reviews) for various reasons, including in the event of promotions or other job title changes, modifications to reporting relationships or job functions, or changes to any of the other factors described above or other circumstances considered relevant.

What base salary adjustments were made in 2025?

In January 2025, Ms. Brown was promoted to Chief Executive Officer and received a salary increase of 17.1%, Mss. DeMontigny, Mijares, and Smith received salary increases of 4.3% and Messrs. Barrett and Schwecke received salary increases of 4.0%. Mr. Barrett’s role was broadened during the year to include oversight of the corporate strategy and sustainability functions and he received a salary increase of 6.3% effective June 21, 2025. Mr. Schwecke was promoted to Chief Operating Officer effective March 1, 2025 and received a promotional salary increase of 6.1%.

2.  Performance-Based Annual Bonuses

How are potential bonus opportunities determined?

Each year the SoCalGas Board of Directors establishes performance measures and dollar guidelines for performance-based cash bonuses under the EICP. The safety measures and measures related to safety management systems are also reviewed by the board’s Safety Committee. Consistent with our pay-for-performance philosophy, the performance measures do not provide for any bonus payment unless the company meets the threshold (minimum) performance level for the year. Bonus opportunities increase from 12% of target for performance at the threshold level to 200% of target for performance at the maximum level.

The board may apply discretion in determining the results of performance measures and the Compensation Committee may apply discretion in determining award amounts, in each case by taking into consideration the contributions of each individual named executive officer or other factors considered relevant.

What were the potential bonus opportunities for each named executive officer for 2025 performance?

Potential bonus opportunities at target company performance as of December 31, 2025 are expressed as a percentage of each named executive officer’s base salary as of December 31, 2025 and as a dollar value below.

Named Executive Officer	Target %	Target Value

Maryam S. Brown	70%	$420,000

Mia L. DeMontigny	50%	$210,300

Sara P. Mijares	45%	$133,300

David J. Barrett	50%	$227,500

Rodger R. Schwecke(1)	60%	$282,000

Erin M. Smith	50%	$207,000

Table 2

(1)	Table 2 reflects Mr. Schwecke’s target percentage as of December 31, 2025. His actual 2025 award, which is reflected in Table 6, was prorated between his prior and current targets.

What were the 2025 annual bonus performance goals for the named executive officers?

The 2025 performance measures for the SoCalGas EICP consisted of (i) safety measures and measures related to safety management systems, (ii) customer service and other stakeholder-focused measures, and (iii) financial performance measures, consisting of SoCalGas and Sempra earnings adjusted for EICP purposes (EICP Earnings) and SoCalGas balance sheet health. The relative weights of these measures as a percentage of the overall target were 61%, 12% and 27%, respectively.

How were the 2025 EICP Earnings goals determined?

The SoCalGas EICP Earnings target of $860 million was based on SoCalGas’ financial plan with certain adjustments for incentive plan purposes. Targets for the operational measures were based on safety and safety management systems, and customer service and other stakeholder-focused goals.

EICP Earnings for SoCalGas and Sempra may be higher or lower than earnings reported in the companies’ financial statements due to certain predefined adjustments.

Consistent with the approach taken in prior years, it was determined at the beginning of the year that the calculation of SoCalGas earnings and Sempra earnings for EICP purposes would be adjusted as shown below. In addition, the SoCalGas Board of Directors has, but did not use, discretion to adjust earnings for other unplanned or unforeseen items that may occur during the course of the year.

•

Exclude the impact of any unplanned changes in tax laws or regulations, accounting rule changes, and changes in governmental policies and regulations, including, but not limited to, the impact of tariffs

•

Exclude certain nonrecurring items at the discretion of the Compensation and Talent Development Committee of the Sempra Board of Directors, provided that such items do not have a material adverse impact on Sempra’s common stock price, also as determined by the Compensation and Talent Development Committee. Such items would include but not be limited to:

•

the pro forma earnings impact of any acquisition or divestiture to the extent the earnings impact of such acquisition or divestiture or related transaction and integration cost is not included in the EICP Earnings target

•	Exclude the variance from plan of foreign currency exchange gains or losses, net of inflation, including any associated cost of hedging (does not impact SoCalGas EICP Earnings)
•	Exclude unrealized mark-to-market gains or losses (for SoCalGas EICP Earnings, only items that are not subject to regulatory balancing are excluded)
•	Exclude gains or losses related to legacy litigation matters
•	Include 10% of any gains or losses related to asset sales and impairments in connection with a sale to the extent the earnings impact of such item is not included in the EICP Earnings target
•	Exclude items that are required to be excluded from annual bonus plan compensation under the SDG&E and/or SoCalGas General Rate Case final decisions
•	Exclude the variance from plan of the liability insurance expense not recoverable through balancing accounts
•

Exclude the variance from plan of the impact of pending regulatory matters related to the California Public Utilities Commission and U.S. Federal Energy Regulatory Commission Cost of Capital proceedings

•	Exclude one-time pension settlement charges and LTIP tax windfall or shortfall to the extent such items are not included in the EICP Earnings target
•

Exclude the impact of authorized decisions of the SoCalGas Board of Directors that could impact earnings including, but not limited to, issuing debt or preferred stock securities exceeding planned amounts to fund dividends, legal settlements or other strategic expenses approved by the board (does not impact Sempra EICP Earnings)

•

At the discretion of the SoCalGas Board of Directors, exclude the after-tax effect of the difference between the actual and planned intercompany allocations from Sempra and SDG&E for shared services charges, including performance-based annual bonus allocations (does not impact Sempra EICP Earnings)

•	Exclude any earnings impact associated with the decommissioning of the San Onofre Nuclear Generating Station (does not impact SoCalGas EICP Earnings)
•	Exclude the variance from plan of any accelerated amortization or other impacts of the California Assembly Bill 1054 wildfire fund (does not impact SoCalGas EICP Earnings)
•

Limit impact of rabbi trust results (net of deferred compensation) to +/-5% (percentage points) of the EICP Earnings result as calculated without such gains or losses (does not impact SoCalGas EICP Earnings)

What were the performance results for the 2025 Executive Incentive Compensation Plan?

Overall company performance on the 2025 SoCalGas EICP performance measures was at 170.89% of target performance. Details of the plan metrics and results are provided below.

2025 SoCalGas Executive Incentive Compensation Plan Performance Measures		Performance Goals(1)				% of Target Achieved
	Weight	Threshold	Target	Maximum	Actual

Safety and Safety Management Systems

Employee Safety–Lost Time Incident Rate	4%	0.68	0.60	0.50	0.89	0%

Employee Safety–Safety Observation Rate	4%	90%	95%	100%	100%	200%

Employee Safety–Driving Observation Rate	4%	90%	95%	100%	100%	200%

Customer, Public & System Safety–A1 Gas Leak Order Response Time	6%	93.0%	93.5%	93.7%	94.9%	200%

Customer, Public & System Safety–Damage Prevention: Damages per USA Ticket Rate	6%	2.37	2.15	2.04	2.05	190.9%

Customer, Public & System Safety–Gas System Methane Emissions Reductions: Percent of Planned High-Pressure Blow-down Events Releasing Less Than or Equal to 600,000 Cubic Feet and Achieve at least 95% Emissions Reduction per Event	6%	85%	90%	95%	98%	200%

Customer, Public & System Safety–Number of Pipeline Valve Retrofit Projects	6%	15	20	25	22	140%

Customer, Public & System Safety–Distribution Integrity Management Program: Miles of Vintage Mains and Services Replaced	6%	55	60	65	63	160%

Customer, Public & System Safety–Average Age of Leak Inventory at Year-End	6%	8.0 Months	7.5 Months	7.0 Months	7.16 Months	168%

Cybersecurity–Achieve a 5% or Lower Failure Rate in Cyber Safety Tests	2%	6%	5%	4%	0.9%	200%

Safety Culture Enhancements–Executive/Director Complete and Document Field/Desk Rides (Expressed as a % of Leadership Team)	4%	90%	95%	100%	100%	200%

Safety Culture Enhancements–Improvement in Application Programming Interface SMS Assessment Using the 2020/2021 Maturity Assessment as a Baseline	3%	2 Elements	4 Elements	6 Elements	8 Elements	200%

Safety Culture Enhancements–Number of Non-Anonymous Near Miss/Stop the Job/Good Catch Reports Submitted	4%	1,000	1,100	1,200	3,107	200%

Subtotal: Safety and Safety Management Systems	61%					173%

Customer Service and Other Stakeholders

Execute Clean Energy Transition Plan Projects	3%	1 Project	2 Projects	3 Projects	4 Projects	200%

Progress toward 2030 Renewable Natural Gas Goal	2%	1 Contract	2 Contracts	4 Contracts	2 Contracts	100%

Touchpoint Action Program (TAP)–Ease of Doing Business with SoCalGas	2%	48.4	51.9	55.4	54	160%

Employee and Community Engagement	3%	1 Action Item	2 Action Items	3 Action Items	2 Action Items	100%

New Business Customer Experience–Payout % Based on Average of (1) and (2) Below:	2%					200%

(1) Gas Distribution On-Time Performance		60%	65%	70%	93.2%

(2) New Construction Status Tracker (NCST)–Overall Satisfaction with New Construction Project		51.3%	57.3%	63.3%	69.1%

Subtotal: Customer Service and Other Stakeholders	12%					152%

Financial

SoCalGas EICP Earnings	17%	$830	$860	$890	$880	167%

SoCalGas Balance Sheet Health–Completion of Activities that Result in a Reduction of Arrearages and Uncollected Regulatory Account Balances	3%	1 Item	2 Items	3 Items	3 Items	200%

Sempra EICP Earnings	7%	$2,621	$2,912	$3,203	$3,154	183%

Subtotal: Financial	27%					175%

Total	100%					170.89%

Table 3

(1)

The payout scale ranges from 0% below threshold performance to 200% for maximum performance, with threshold performance paying out at (i) 0% for safety measures and measures related to safety management systems and customer service and other stakeholder-focused measures and (ii) 50% for financial measures, and target performance paying out at 100%.

What adjustments were applied to GAAP earnings to determine EICP Earnings?

Reconciliations of 2025 SoCalGas and Sempra earnings computed in accordance with generally accepted accounting principles in the United States of America (GAAP) to EICP Earnings are provided below.

SoCalGas Earnings (Dollars in Millions)	Reconciliation

GAAP Earnings	$865

Predefined Adjustments:

Exclude the regulatory disallowances related to the Catastrophic Event Memorandum Account and liability insurance not recoverable through balancing accounts	$25

Exclude the variance from plan of unplanned pension settlement charges and intercompany allocations	$(10)

EICP Earnings	$880

Table 4

Sempra Earnings (Dollars in Millions)	Reconciliation

GAAP Earnings	$1,796

Predefined Adjustments:

Exclude tax items related to assets held for sale and foreign tax credit valuation allowance in connection with the planned sale of a portion of Sempra’s interest in SI Partners	$590

Exclude the variance from plan of foreign exchange gains or losses and unrealized mark-to-market gains or losses on certain derivatives	$223

Exclude the regulatory disallowances related to 2019 through 2024 associated with the 2024 California General Rate Case Track 2 final decision and Catastrophic Event Memorandum Account	$457

Exclude the variance from plan of the 2025 impact of disallowances and deferrals related to the California General Rate Case Tracks 2 and 3 requests and certain other balanced capital programs, and any accelerated amortization or other impacts of the fund established pursuant to California Assembly Bill 1054	$60

Exclude the variance from plan of gains and losses related to legacy litigation matters; depreciation savings related to assets held for sale; the impact of a payment delay from a foreign government entity; unplanned rabbi trust investment returns (related to nonqualified pension and deferred compensation) in excess of specified limits; and unplanned pension settlement charges	$28

EICP Earnings	$3,154

Table 5

What were the Executive Incentive Compensation Plan payouts to the named executive officers for 2025 performance?

As shown in Table 3 above, the overall performance results on the 2025 SoCalGas EICP performance measures was at 170.89% of target performance. Based on this 2025 performance, including the review by the board’s Safety Committee of the performance on safety measures and measures related to safety management systems, as well as consideration of the contributions of each individual named executive officer in 2025, the SoCalGas Board of Directors approved the performance results under the EICP and the Compensation Committee approved the payment of the annual bonuses shown in Table 6.

Named Executive Officer	Bonus

Maryam S. Brown	$717,800

Mia L. DeMontigny(1)	$298,600

Sara P. Mijares	$227,800

David J. Barrett	$388,800

Rodger R. Schwecke(2)	$469,000

Erin M. Smith	$353,800

Table 6

(1)	Ms. DeMontigny’s award is calculated based on paid days and excludes days on unpaid leave.

(2)	Mr. Schwecke’s EICP target increased from 50% to 60% effective March 1, 2025, in connection with his promotion to Chief Operating Officer, and his award is prorated accordingly.

3.  Long-Term Equity-Based
Incentives
How much of each named executive officer’s target total direct compensation package is from long-term equity-based incentives, and who grants these incentives?
Long-term equity-based incentives are a large component of each named executive officer’s target total direct compensation package in 2025. See Figure 2 for these percentages. Long-term equity-based incentives are granted to our executives by the Compensation and Talent Development Committee of the Sempra Board of Directors based on the recommendations of the SoCalGas Compensation Committee in the form of awards under Sempra’s LTIPs.
What type of equity is granted?
In accordance with our
pay-for-performance
philosophy,
two-thirds
of the 2025 annual LTIP award for each of our named executive officers was in the form of performance-based restricted stock units, one-third
of which is based on Sempra’s relative TSR and
one-third
of which is based on Sempra’s EPS growth. The remaining
one-third
was in the form of service-based restricted stock units. The 2025 performance-based restricted stock units are subject to vesting at the end of three years and the service-based restricted stock units vest ratably over three years.
Why is this type of equity used?
This equity award structure was approved after considering many variables, including alignment with shareholder interests, retention, plan expense, share usage, market trends and feedback from Sempra’s shareholder engagement.
What are the general practices with respect to equity award grants?
Typically, each named executive officer receives one LTIP award annually, divided into three components as described above. In granting the 2025 annual LTIP awards:

•	A target dollar value (based on a percentage of base salary) and other terms were specified for each named executive officer’s award; and
•	The number of shares underlying the award was calculated using the specified target dollar value for each named executive officer, as opposed to using a fixed number of shares.
This approach allows maintenance of a pay mix the committee believes to be optimal, as described above.
On the grant date, we calculated the precise number of shares underlying the award granted to each named executive officer by dividing the target dollar value of each named executive officer’s award by the grant date closing price of Sempra common stock. These target grant values are presented in Table 7 below and differ from the values reported in “Compensation Tables—Summary Compensation Table” and “Compensation Tables—Grants of Plan-Based Awards” with respect to awards based on relative TSR, which are reported in those compensation tables based on a Monte Carlo valuation that is used to calculate the grant date fair value.
Are other equity awards granted in addition to the annual LTIP awards?
In addition to the annual LTIP awards, special equity awards also may be granted with the approval of the Compensation and Talent Development Committee of the Sempra Board of Directors based on the recommendation of the SoCalGas Compensation Committee. Special equity awards may be granted upon the hiring or promotion of named executive officers or to reward extraordinary performance or promote retention. In 2025, Mss. DeMontigny and Smith received special awards of service-based restricted stock units. Ms. DeMontigny received awards in January and June 2025, valued at $100,000 and $200,000, respectively, and Ms. Smith received an award in January 2025 valued at $150,000.
What are the practices with respect to the timing of equity award grants?
The timing of equity award grants is generally at the discretion of the Sempra Board of Directors, subject to recommendations from the SoCalGas Compensation Committee. The Sempra Board of Directors has delegated authority to its Compensation and Talent Development Committee to oversee the management and control of the operations and administration of Sempra’s long-term incentive plans, which includes the authority to grant annual and special equity awards to senior officers and other employees of SoCalGas.
The Compensation and Talent Development Committee of the Sempra Board of Directors authorizes stock option and other equity awards as part of annual compensation planning that is typically completed in December, with awards granted to eligible employees on the first NYSE trading day of January. Additionally, special equity awards may be granted at other times upon the recommendation of the SoCalGas Compensation Committee in connection with new hires or promotions or to reward extraordinary performance or promote retention. These special equity awards may be granted on the first NYSE trading day of a calendar quarter, on the date of hire or date of promotion, or on such other date determined by the Compensation and Talent Development Committee upon the recommendation of the SoCalGas Compensation Committee.
Grants of equity awards are not timed based on the release of material nonpublic information, nor is material nonpublic information released based on equity award grant dates, vesting events or sale events. For any stock option awards that may be granted to a SoCalGas executive or other employee, the exercise price would be the grant date closing price of Sempra’s common stock on the NYSE. If the grant date falls on a non-trading
day, the exercise price would be the closing price of Sempra’s common stock on the NYSE on the last trading day preceding the grant date.
During 2025, no equity awards were granted to the SoCalGas named executive officers during the four business days prior to or the one business day following the filing of our periodic reports on Form
10-Q
or Form
10-K
or the filing or furnishing of a current report on Form
8-K
that discloses material nonpublic information, and disclosure of material nonpublic information has not been timed for the purpose of affecting the value of executive compensation in 2025.

What were the target values for the 2025 annual LTIP awards?

Table 7 illustrates the target values for the 2025 annual LTIP awards.

Named Executive Officer	Target Value of 2025 Annual LTIP Award

Maryam S. Brown	$1,140,000

Mia L. DeMontigny	$504,720

Sara P. Mijares	$236,880

David J. Barrett	$513,720

Rodger R. Schwecke(1)	$752,000

Erin M. Smith	$496,800

Table 7

(1)

The amount shown above for Mr. Schwecke includes his January 2025 award valued at $531,360 and an incremental award in April 2025, valued at $220,640, in connection with his promotion to Chief Operating Officer.

The actual amounts realized by equity award recipients will depend on future stock price performance, common stock dividend payouts and EPS performance and the degree to which the established performance measures are achieved. Given the sensitivity to performance outcomes, the amounts ultimately realized are not expected to align with the target values at grant.

What were the performance goals for the 2025 performance-based restricted stock units?

The 2025 annual LTIP awards include two Sempra performance measures—relative TSR and relative EPS growth, each weighted at one-third of the total target award value. The portion of the award linked to Sempra’s relative TSR is weighted between Sempra’s TSR relative to the S&P 500 Utilities Index peers (70% weighting) and Sempra’s TSR relative to the S&P 500 Index (30% weighting).

1. Relative TSR

Each TSR-based performance-based restricted stock unit represents the right to receive between zero and two shares of Sempra common stock based on Sempra’s three-year cumulative TSR compared to the S&P 500 Utilities Index peers or the S&P 500 Index, as applicable.

If Sempra’s performance is at the target performance level (the 50th percentile of the applicable index), participants will earn one share for each restricted stock unit. Participants have the opportunity to earn up to two shares for each restricted stock unit if performance exceeds the target performance level. Participants earn a partial share for performance between the threshold and target performance levels and between one and two shares for performance between target and maximum performance levels, as shown below. No shares are earned for performance below the 25th percentile of the applicable index.

Cumulative TSR Percentile Rank vs. S&P 500 Utilities Index Peers or S&P 500 Index (Measured Independently in Separate Award Components)	Sempra Common Shares Received for Each Restricted Stock Unit(1)

90th Percentile or higher (Maximum)	2.0

70th Percentile	1.5

50th Percentile (Target)	1.0

40th Percentile	0.7

30th Percentile	0.4

25th Percentile (Threshold)	0.25

Below 25th Percentile	0.0

Table 8

(1)

Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.

Note: If performance falls between the tiers shown in Table 8, the payout is calculated using linear interpolation.

2. EPS Growth

The 2025 annual LTIP awards also include a performance-based restricted stock unit award linked to relative EPS growth. The award measures the compound annual growth rate (CAGR) of Sempra’s adjusted EPS relative to the adjusted EPS CAGRs of the S&P 500 Utilities Index peers for the three-year period ending on December 31, 2027. The target payout level is based on performance at the 50th percentile of the peer group and the threshold and maximum payout levels are based on performance at the 25th and 90th percentiles, respectively.

If Sempra’s adjusted EPS CAGR is at the 50th percentile of the adjusted EPS CAGRs of the S&P 500 Utilities Index peers, participants will earn one share for each restricted stock unit. Participants have the opportunity to earn up to two shares for each restricted stock unit if performance exceeds the 50th percentile. Participants earn a partial share for performance between the 25th and 50th percentiles and between one and two shares for performance between the 50th and 90th percentiles, as shown below. No shares are earned for performance below the 25th percentile. The calculation of EPS CAGR, as adjusted for LTIP purposes, excludes the impact of share repurchases not contemplated in Sempra’s financial plans publicly communicated prior to the grant date of such awards.

Percentile of Sempra’s Adjusted EPS CAGR vs. S&P 500 Utilities Index Peers	Sempra Common Shares Received for Each Restricted Stock Unit(1)

90th Percentile or higher (Maximum)	2.0

75th Percentile	1.5

50th Percentile (Target)	1.0

25th Percentile (Threshold)	0.25

Below 25th Percentile	0.0

Table 9

(1)

Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.

Note: If performance falls between the tiers shown in Table 9, the payout is calculated using linear interpolation.

For purposes of these awards, which will be paid out based on adjusted EPS performance for the three-year period beginning January 1, 2025 and ending December 31, 2027, the calculation of adjusted EPS may exclude unusual items, non-operating items, or other items at the discretion of the Compensation and Talent Development Committee of Sempra’s board of directors.

What were the results for the 2023-2025 performance-based restricted stock unit award cycle?

The performance period of the 2023-2025 award cycle concluded on January 2, 2026 (for the TSR-based awards, which collectively were weighted at one-third of the award value) and December 31, 2025 (for the EPS growth-based awards, which were weighted at one-third of the award value).

Sempra’s 2023-2025 relative TSR was at the 36.2 percentile of the S&P 500 Utilities Index, resulting in vesting at 58.6% of target for the S&P 500 Utilities Index-based award component. Sempra’s relative TSR was at the 43.6 percentile of the S&P 500 Index, resulting in vesting at 80.8% of target for the S&P 500 Index-based award component.

The 2023-2025 awards based on Sempra’s EPS growth did not vest, based on a 1.7% EPS CAGR (as adjusted for LTIP purposes) over the three-year period covered by the awards, which is below the awards’ performance threshold. Table 10 below shows the predefined adjustments to GAAP EPS used to calculate EPS growth adjusted for purposes of the 2023 annual LTIP award. For additional information, see “Compensation Tables—Outstanding Equity Awards at Year- End” and “Compensation Tables—Option Exercises and Stock Vested” below.

Sempra EPS Growth (Diluted) for 2023-2025 Award Cycle	2022	2025

GAAP EPS	$3.31	$2.75

Predefined Adjustments:

Exclude tax items related to assets held for sale and foreign tax credit valuation allowance in connection with the planned sale of a portion of Sempra’s interest in SI Partners	—	$0.90

Exclude impacts of foreign exchange gains or losses and unrealized mark-to-market gains or losses on certain derivatives	$0.79	$0.34

Exclude the regulatory disallowances related to 2019 through 2024 associated with the 2024 California General Rate Case Track 2 final decision and Catastrophic Event Memorandum Account	—	$0.70

Exclude the variance from plan of the 2025 impact of disallowances and deferrals related to the California General Rate Case Tracks 2 and 3 requests and certain other balanced capital programs, and any accelerated amortization or other impacts of the fund established pursuant to California Assembly Bill 1054	—	$0.09

Exclude the variance from plan of gains and losses related to legacy litigation matters; depreciation savings related to assets held for sale; the impact of a payment delay from a foreign government entity; unplanned rabbi trust investment returns (related to nonqualified pension and deferred compensation) in excess of specified limits; and unplanned pension settlement charges	$0.36	$0.03

Exclude certain costs related to the 2022 sale of a portion of Sempra’s interest in SI Partners	$0.12	—

EPS, as Adjusted for LTIP Award Cycle Purposes	$4.58	$4.81

EPS CAGR, as Adjusted for LTIP Award Cycle Purposes		1.7%

Table 10

4.   Benefit Plans and Other Executive Benefits

Are the named executive officers eligible to participate in other benefit plans?

Our named executive officers also participate in certain benefit plans including: (i) health, life insurance and disability plans and other executive benefits; and (ii) savings and retirement plans.

What are the details of the health, life insurance and disability plans and other executive benefits the named executive officers are eligible to receive?

Plan Type	Plan	Description
Health & Welfare	Basic Group Plans	Our named executive officers participate in life, disability, medical, dental and vision insurance group plans that are generally available to all employees. These are common benefits that we believe are essential to attracting a high-performing workforce.
	Other Health & Welfare Benefits	In 2025, Ms. Brown participated in a long-term disability plan providing additional protection upon disability (60% of base salary and average bonus) and restoring benefits otherwise capped under the company’s basic long-term disability plan.
Other Executive Benefits

We provide certain other benefits to our named executive officers. The level and types of these executive benefits are reviewed each year. The Board of Directors, including the Compensation Committee, believes these benefits are important in attracting and retaining executive talent. These executive benefits include financial and estate planning services, excess personal liability insurance, medical transport coverage, and programs that match charitable contributions by each named executive officer, including contributions of up to a maximum amount specified for each named executive officer and certain additional programs in which all Sempra and SoCalGas employees are eligible to participate, such as a volunteer grant program and special charitable giving campaigns that provide additional charitable matching contributions not subject to the limits set forth above.

In 2025, Ms. Brown received an annual executive benefit program allowance of $30,000 that may be used to cover out-of-pocket costs for health and welfare benefits as well as the cost of the financial and estate planning services and excess personal liability insurance discussed above. Any unused allowance is paid out at year-end.

None of the benefits described above includes a tax gross-up provision.

In addition, in 2025 Ms. Smith received a $30,000 cash recognition award in connection with her efforts on initiatives to strengthen culture and engagement, and a cash retention award agreement that provides for payments of $50,000 on each of January 4, 2027 and January 3, 2028, subject to remaining employed with the company through the applicable retention payment date. In addition, in 2025 Ms. Mijares received a lump sum cash payment of $50,000 in connection with her interim Chief Financial Officer and interim Treasurer roles during Ms. DeMontigny’s leave of absence. See “Compensation Tables—Summary Compensation Table” below for additional information.

Other Reportable Items

We provide security-related services to help ensure the security, safety and health of our executives. The board believes protecting the safety and health of our executives is of critical importance to the company and supports these security-related services as a crucial component of our overall security program. In 2025, physical and online security assessments conducted by an independent security consultant were obtained for Ms. Brown. These assessments, which are periodically commissioned to support the company’s executive security programs, were more robust in 2025 in light of the evolving security landscape for executives of large corporations. In line with these assessments, enhanced residential security was provided for Ms. Brown on a temporary basis in response to specific heightened security threats. Ms. Brown also received executive security support for business and some personal driving in the context of an overall security plan.

Table 11

What are the details of the savings and retirement plan benefits the named executive officers are eligible to receive?

All of our named executive officers may elect to participate in our savings plans, consisting of a broad-based, tax-qualified 401(k) savings plan generally available to all employees and a deferred compensation plan available to officers and certain other key management employees. Our named executive officers also participate in our pension plans, consisting of the SoCalGas Cash Balance Plan in which all named executive officers participate, the Sempra Supplemental Executive Retirement Plan (SERP) in which Ms. Brown participates until the effective date of her resignation on April 17, 2026, and the Sempra Cash Balance Restoration Plan in which Ms. DeMontigny participated and Mss. Mijares and Smith and Messrs. Barrett and Schwecke participate. The Cash Balance Plan, the Cash Balance Restoration Plan and the Supplemental Executive Retirement Plan use only base salary and performance-based annual bonuses in calculating benefits. The value of long-term incentive plan awards and other equity awards is not included. These plans are further described in Tables 12 and 13 below.

Plan Type	Plan	Description
Savings Plans	Southern California Gas Company Retirement Savings Plan (401(k) savings plan)

Employees may contribute a portion of their eligible pay to a tax-qualified 401(k) savings plan, the Southern California Gas Company Retirement Savings Plan. Contributions to the plan may be invested on a tax-deferred or after-tax basis (including a Roth option). The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans.

Employees may receive company contributions of up to 4% of eligible pay. Eligible pay generally includes base salary and performance-based annual bonus, net of any amounts contributed under the deferred compensation plan. The basic company matching contribution is equal to one-half of the first 6% of the employee’s contributions. In addition, employees receive a “stretch match” equal to one-fifth of the next 5% of the employee’s contributions.

All employee contributions and related investment earnings in the 401(k) savings plan vest immediately. Employees are eligible to participate in the plan and receive company matching contributions upon hire. Company matching contributions (including related earnings) vest after one year of service.

Sempra Employee and Director Savings Plan (deferred compensation plan)

Our executive officers and other key management employees also may defer up to 85% of their base salary and performance-based annual bonus under a nonqualified deferred compensation plan, the Sempra Employee and Director Savings Plan. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.

Participants can direct these deferrals into:

•

Funds that mirror the investments available under our 401(k) savings plan, including a Sempra phantom stock account; or

•

A fund providing interest at the greater of 110% of the Moody’s Corporate Bond Yield or the Moody’s Corporate Bond Yield plus 1%.

Deferrals of performance-based restricted stock unit awards must be directed into the Sempra phantom stock account and cannot be transferred into other investments and are paid out in shares of common stock after separation of employment in accordance with the participant’s payout elections.

The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) savings plan. Because of these limits, the company makes matching contributions for deferred compensation plan participants through the deferred compensation plan. The deferred compensation matching contribution is equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) savings plan matching contributions. There are no company matching contributions on deferrals of performance-based restricted stock unit awards.

All employee contributions and related earnings in the deferred compensation plan vest immediately. New participants are immediately eligible for company matching contributions and company matching contributions (including related earnings) vest after one year of service.

Table 12

Plan Type	Plan	Description
Pension	Southern California Gas Company Cash Balance Plan	The Southern California Gas Company Cash Balance Plan is a tax-qualified pension plan generally available to all U.S.-based company employees.
	Sempra Cash Balance Restoration Plan	The Sempra Cash Balance Restoration Plan restores the benefits that would otherwise be provided under the Cash Balance Plan but for Internal Revenue Service limits applicable to tax-qualified pension plans.
Sempra Supplemental Executive Retirement Plan (SERP)

Our Board of Directors, including our Compensation Committee, and the Compensation and Talent Development Committee of the Sempra Board of Directors believe that retirement, savings and deferred compensation plans, in general, and the Supplemental Executive Retirement Plan, in particular, are important elements of an overall compensation package. This package is designed to recruit and retain executive talent, especially mid-career executives, and to retain longer-term executive participants.

The SERP provides a participating named executive officer with retirement benefits based on the executive’s:

•

Final average pay(1)

•

Actual years of service

•

Age at retirement

SERP benefits are reduced by benefits payable under the broad-based Cash Balance Plan.

Table 13

(1)

Final average pay is the average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement.

5.  Severance and Change in Control Arrangements

Are the named executive officers eligible to receive severance benefits?

None of our executive officers has an employment agreement, but each of our named executive officers has a severance pay agreement that includes change-in-control features.

Why does the company provide severance pay agreements?

The Compensation Committee believes severance pay agreements, which are a prevalent market practice, are effective in:

•	Attracting executives who are leaving an existing employer
•	Mitigating legal issues upon an employment separation
•	Retaining talent during uncertain times

By mitigating the risks associated with potential job loss, severance pay agreements can reinforce management continuity, objectivity and focus on shareholder value. This can be particularly critical in actual or potential change in control situations.

What benefits do severance pay agreements provide?

The severance pay agreements provide for cash payments and the continuation of certain other benefits for a limited period when:

•	The company terminates an executive’s employment for reasons other than cause; or
•	The executive resigns for “good reason.”

Payments are not required under the terms of the severance pay agreements when:

•	A termination is for cause; or
•	The executive voluntarily resigns other than for “good reason.”

A termination for reasons other than cause generally does not include terminations based on willful and continued failure by the executive to perform his or her duties for the company. These provisions are intended to provide for benefits upon the company’s unilateral decision to terminate employment for reasons unrelated to the executive’s performance of his or her job functions.

A resignation for “good reason” may occur if there is an adverse change in scope of duties or in compensation and benefit opportunities and, following a change in control of Sempra, changes in employment location. These provisions are intended to provide safeguards against arbitrary actions that may effectively force an executive to resign.

The agreements provide for additional benefits if a termination of employment were to occur within two years following (or such termination was deemed to have occurred, in cases of certain involuntary terminations, in connection with or in anticipation of) a change in control of Sempra.

In order to receive additional benefits provided by these agreements, the applicable executive must, upon termination, enter into a general release in favor of the company and Sempra, provide consulting services for two years following the date of termination if requested, and agree to abide by certain contractual confidentiality and non-solicitation obligations. See “Compensation Tables—Severance and Change in Control Benefits” below for additional information about the terms of each named executive officer’s severance pay agreement.

Do the severance pay agreements provide for an excise tax gross-up to offset any taxes incurred by the executive as a result of any severance payment?

The severance pay agreements do not contain any excise tax gross-up provisions.

What happens to outstanding equity awards upon certain terminations or a change in control?

All long-term equity incentive awards are subject to double-trigger change in control vesting provisions. This means that awards do not automatically vest upon a change in control. Rather, except under limited circumstances, vesting is only accelerated upon a termination of employment that meets certain criteria in connection with a change in control of Sempra. In the event of a termination of employment other than in connection with a change in control, equity awards are generally forfeited to the extent they are not vested at the time of termination, subject to accelerated vesting or non-forfeiture upon termination in certain specific circumstances. For example, Ms. DeMontigny’s unvested performance-based and service-based restricted stock units were all forfeited upon her January 31, 2026 separation from the company. See “Compensation Tables—Severance and Change in Control Benefits” below for additional information.

SHARE OWNERSHIP GUIDELINES

Are there share ownership guidelines for officers and, if so, what are they?

Share ownership guidelines for officers have been established to further strengthen the link between executive and shareholder interests. The guidelines set minimum levels of Sempra share ownership that our officers must achieve and maintain within five years after hire or promotion to an officer-level position or promotion to a role with a higher share ownership guideline. For officers, the guidelines are:

Executive Level	Value of Share Ownership

CEO, President and Chief Operating Officer	3 x base salary

Senior Vice Presidents	2 x base salary

Vice Presidents	1 x base salary

Table 14

For purposes of the guidelines, we include shares owned directly and through our 401(k) savings plan. We also include phantom shares of Sempra common stock into which compensation has been deferred, deferred restricted stock units that have vested, unvested service-based restricted stock units, and the in-the-money value of stock options.

As of April 1, 2026, the named executive officers who remain subject to these guidelines, excluding Ms. DeMontigny, who separated from service, and Mr. Barrett, who changed roles and is no longer an employee of SoCalGas, met their respective guidelines or have additional time within which to comply.

IMPACT OF REGULATORY REQUIREMENTS

What is the role of regulatory requirements, such as tax deductibility and accounting rules, on compensation decisions?

Many Internal Revenue Code provisions, SEC regulations and accounting rules affect the design of executive pay. They are taken into consideration to create and maintain plans that are intended to comply with these requirements and that our Board of Directors, including our Compensation Committee, and the Compensation and Talent Development Committee of Sempra’s Board of Directors believe are effective and in the best interests of our company and our shareholders.

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the annual amount of compensation that publicly held companies may deduct for federal income tax purposes for “covered employees.” The SoCalGas Board of Directors and Compensation Committee believe that tax deductibility is one of many important factors in designing and evaluating our executive compensation program. In light of the elimination of the exception for performance-based compensation under Section 162(m), providing compensation that is not fully tax deductible is required by competitive and other circumstances. Accordingly, since the elimination of the exception for performance-based compensation, the Board of Directors and Compensation Committee have determined it to be in the best interest of our company and our shareholders to provide a portion of compensation that is not fully tax deductible by the company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of SoCalGas, as it was composed at its meeting in April 2026, has reviewed and discussed with management of the company the Compensation Discussion and Analysis included in this Information Statement and, based on that review and discussion, recommended to the board that it be so included.

COMPENSATION COMMITTEE

Karen L. Sedgwick, Chair

Maryam S. Brown

Lisa Larroque Alexander

Caroline A. Winn

COMPENSATION TABLES

Summary Compensation Table

In the table below, we summarize the compensation for the past three years for each of our named executive officers, part of which is subject to performance and vesting requirements.

2025 SUMMARY COMPENSATION TABLE

				Stock Awards(G)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(H)

	Year	Salary	Bonus(F)	Restricted Stock Units	Performance- Based Annual Cash Bonus	Pension Accruals and Above-Market Interest on Nonqualified Deferred Compensation	All Other Compensation(I)	Total

Maryam S. Brown(A) Chief Executive Officer and President	2025	$600,000	—	$1,199,418	$717,800	$2,301,492	$170,051	$4,988,761
	2024	$512,600	—	$1,020,562	$525,900	$62,250	$37,239	$2,158,551
	2023	$491,700	—	$1,027,551	$490,900	$134,388	$49,071	$2,193,610

Mia L. DeMontigny(B) Former Senior Vice President, Chief Financial Officer and Treasurer	2025	$337,632	—	$831,138	$298,600	$97,935	$26,689	$1,591,994
	2024	$403,400	—	$663,953	$344,900	$49,024	$21,956	$1,483,233
	2023	$386,900	—	$488,188	$321,900	$93,244	$23,614	$1,313,846

Sara P. Mijares(C) Vice President, Chief Accounting Officer and Controller and Former Interim Chief Financial Officer and Treasurer	2025	$296,100	$50,000	$249,395	$227,800	$59,745	$56,731	$939,771

David J. Barrett(D) Former Senior Vice President and General Counsel	2025	$442,398	—	$540,591	$388,800	$156,488	$76,404	$1,604,681
	2024	$411,600	—	$524,373	$351,900	$86,335	$69,191	$1,443,399
	2023	$393,800	—	$496,912	$327,600	$152,620	$41,929	$1,412,861

Rodger R. Schwecke(E) Chief Operating Officer	2025	$465,603	—	$750,189	$469,000	$133,267	$49,723	$1,867,782

Erin M. Smith Senior Vice President, External Affairs and Chief Talent Officer	2025	$414,000	$30,000	$672,859	$353,800	$84,788	$25,019	$1,580,466

(A)	Ms. Brown has provided notice that she will resign from SoCalGas effective April 17, 2026.

(B)	Ms. DeMontigny resigned effective January 31, 2026. Ms. DeMontigny was also on a leave of absence from June 25, 2025 until October 26, 2025, a portion of which consisted of unpaid personal leave.

(C)	Ms. Mijares served as interim Chief Financial Officer and interim Treasurer from June 25, 2025 through October 26, 2025 during Ms. DeMontigny’s leave of absence.

(D)	Mr. Barrett moved to a new role at Sempra effective January 31, 2026, and is no longer an employee of SoCalGas.

(E)

Mr. Schwecke was promoted to Chief Operating Officer effective March 1, 2025. Mr. Schwecke has been appointed interim President of SoCalGas effective April 18, 2026 and will retire from SoCalGas effective October 1, 2026.

(F)

In connection with Ms. Mijares temporarily assuming additional responsibilities as interim Chief Financial Officer and interim Treasurer during Ms. DeMontigny’s leave of absence, Ms. Mijares was awarded a $50,000 retention award paid on November 1, 2025. In connection with her efforts on initiatives to strengthen culture and engagement, Ms. Smith was awarded a recognition award of $30,000 paid in 2025. The terms of these awards are discussed under “Compensation Discussion and Analysis—Compensation Components—Benefit Plans and Other Executive Benefits.”

(G)

Represents the grant date fair value of stock awards granted during 2025. These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the awards. They are calculated in accordance with GAAP for financial reporting purposes based on the assumptions described in Note 14 of the Notes to Consolidated Financial Statements included in the 2025 Annual Report but disregarding estimates of forfeitures related to service-based vesting conditions.

Stock awards consist of performance-based and service-based restricted stock units. For the performance-based restricted stock units with a performance measure based on Sempra’s TSR, a Monte Carlo valuation model is used to calculate grant date fair value. For the performance-based restricted stock units with a performance measure based on Sempra’s EPS growth (as adjusted for LTIP purposes), the amounts included in this table assume the target level of performance conditions were achieved. The maximum values for these EPS growth-based awards granted in 2025, assuming the highest level of performance conditions were achieved, would be $760,122 for Ms. Brown; $336,496 for Ms. DeMontigny; $158,054 for Ms. Mijares; $342,595 for Mr. Barrett; $501,398 for Mr. Schwecke; and $331,268 for Ms. Smith. For the service-based restricted stock units, the awards were valued at the fair market value of Sempra shares of common stock on the grant date without reduction for non-transferability, and the amounts set forth in this table are equal to the number of shares subject to such awards multiplied by the grant date closing price of Sempra’s common stock. All performance-based and service-based restricted stock units will be settled in shares of Sempra common stock upon vesting, unless deferred in accordance with the terms of the Sempra nonqualified deferred compensation plan in the case of performance-based restricted stock units, in which case they will be settled in shares of Sempra common stock following separation of service from the company.

The value actually realized by executives from stock awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares of Sempra common stock subject to the award upon vesting and sale.

For additional information regarding stock awards, see “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End” below.

(H)

Represents (i) the aggregate change in the actuarial present value of accumulated benefits under pension plans at year-end over the prior year-end and (ii) above-market interest (interest in excess of 120% of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified. The 2025 amounts are:

	Change in Accumulated Benefits(1)	Above- Market Interest	Total

Maryam S. Brown	$2,301,094	$398	$2,301,492

Mia L. DeMontigny	$97,935	—	$97,935

Sara P. Mijares	$56,437	$3,308	$59,745

David J. Barrett	$153,011	$3,477	$156,488

Rodger R. Schwecke	$93,098	$40,169	$133,267

Erin M. Smith	$84,788	—	$84,788

(1)

The SERP is a traditional defined benefit pension plan. Defined benefit plans are extremely sensitive to interest rate changes and other economic assumptions. The actuarial value of the pension benefit fluctuates significantly from year to year depending on a number of factors, including changes in pay, the accrual of additional age and service, interest rates and changes in actuarial assumptions such as mortality. Under the defined benefit formula, final average pay is the average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement. Final average pay does not include long-term equity-based incentives. For additional information regarding pension benefits and deferred compensation, see “Pension Benefits” and “Nonqualified Deferred Compensation” below.

(I)	All Other Compensation amounts for 2025 are:

	Company 401(k) and Deferred Compensation Plan Contributions	Insurance Premiums(1)(2)	Matching of Charitable Contributions(3)	Other(2)(4)	Total

Maryam S. Brown	$25,557	$7,758	$25,500	$111,236	$170,051

Mia L. DeMontigny	$17,013	$3,886	$5,643	$147	$26,689

Sara P. Mijares	$20,575	$3,886	$22,270	$10,000	$56,731

David J. Barrett	$31,720	$3,886	$30,000	$10,798	$76,404

Rodger R. Schwecke	$33,132	$3,886	$2,000	$10,705	$49,723

Erin M. Smith	$11,133	$3,886	$10,000	—	$25,019

(1)

Amounts consist of premiums for supplemental disability benefits for Ms. Brown, excess personal liability insurance benefits for Mss. DeMontigny, Mijares and Smith and Messrs. Barrett and Schwecke, and medical transport coverage for each named executive officer. Information on these programs is provided under “Compensation Discussion and Analysis—Compensation Components—Benefit Plans and Other Executive Benefits.”

(2)	Excess personal liability insurance benefits for Ms. Brown are included within her executive benefit program allowances reported in this table under “Other.”

(3)

Amounts consist of contributions to charitable, educational and other non-profit organizations to match the personal contributions of each named executive officer. In 2025, a program was offered that matches employee contributions on a dollar-for-dollar basis and matches volunteer hours with per-hour monetary donations up to an annual maximum match, the amount of which varies based on employee seniority and ranged from $10,000 to $25,000 for each named executive officer, as well as a special double-match program in which company match donations are made equal to two times an employee’s contributions on a specific day of the calendar year. These programs are available to all employees. All matching contributions are made by the Sempra Foundation, which was founded and is solely funded by Sempra.

(4)

Amounts include financial and estate planning services; for Ms. Brown, an executive benefit program allowance of $30,000; and for Mss. Brown and DeMontigny and Messrs. Barrett and Schwecke, the incremental cost to the company for security-related services, including the use of a car and security driver for commuting and other transportation needs (in the amount of $49,468 for Ms. Brown, with the incremental cost calculated based on the hourly rate of drivers, plus estimates for fuel, vehicle maintenance and depreciation expense); physical and online security assessments conducted by an independent security consultant for Ms. Brown, which we periodically commission to support the company’s executive security programs (in the amount of $22,000, with the incremental cost calculated based on the amounts invoiced to the company for each assessment); and enhanced residential security for Ms. Brown on a temporary basis in response to specific heightened security threats. The company considers costs for these security-related services to be business expenses rather than personal benefits because they mitigate risk to the company by supporting the security, health and safety of our top executives; however, disclosure regulations require certain security expenses to be reported as personal benefits. Amounts do not include parking at company offices and the occasional personal use by executive officers of company property and services (including entertainment events which would not otherwise be used for the business purposes for which they were obtained) for which we incur no more than nominal incremental cost or for which we are reimbursed by the executive for the incremental cost of personal use.

Grants of Plan-Based Awards

Our named executive officers participate in incentive compensation plans that are designed to encourage high levels of performance on both a short-term and a long-term basis. Performance-based annual cash bonuses were provided under the EICP. Long-term equity-based incentives, consisting of performance-based and service-based restricted stock unit awards with respect to Sempra common stock, were provided under the Sempra 2019 LTIP.

We summarize below our 2025 grants of plan-based awards for each of our executive officers named in the 2025 Summary Compensation Table.

2025 GRANTS OF PLAN-BASED AWARDS

	Grant Date(A)	Authori- zation Date(A)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance- Based Annual Bonus)(B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares)(C)(E)			All Other Stock Awards (Number of Shares)(D)(E)	Grant Date Fair Value of Stock Awards(F)
			Threshold	Target	Maximum	Threshold	Target	Maximum

Maryam S. Brown

Performance-Based Restricted Stock Units (PBRSU) based on TSR vs. S&P 500 Utilities Index	1/02/25	11/07/24				763	3,053	6,106			$295,210

PBRSU based on TSR vs. S&P 500 Index	1/02/25	11/07/24				327	1,309	2,618			$144,086

PBRSU based on EPS growth	1/02/25	11/07/24				1,091	4,362	8,724			$380,061

Service-Based Restricted Stock Units	1/02/25	11/07/24							4,362		$380,061

Performance-Based Annual Bonus			$50,400	$420,000	$840,000

Mia L. DeMontigny

PBRSU based on TSR vs. S&P 500 Utilities Index	1/02/25	11/07/24				338	1,352	2,704			$130,732

PBRSU based on TSR vs. S&P 500 Index	1/02/25	11/07/24				145	580	1,160			$63,842

PBRSU based on EPS growth	1/02/25	11/07/24				483	1,931	3,862			$168,248

Service-Based Restricted Stock Units	1/02/25	11/07/24							1,931		$168,248

Service-Based Restricted Stock Units - Special	1/02/25 6/02/25	11/07/24 5/15/25							1,148 2,564	$ $	100,025 200,043

Performance-Based Annual Bonus			$25,300	$210,300	$420,600

Sara P. Mijares

PBRSU based on TSR vs. S&P 500 Utilities Index	1/02/25	11/07/24				159	635	1,270			$61,401

PBRSU based on TSR vs. S&P 500 Index	1/02/25	11/07/24				68	272	544			$29,940

PBRSU based on EPS growth	1/02/25	11/07/24				227	907	1,814			$79,027

Service-Based Restricted Stock Units	1/02/25	11/07/24							907		$79,027

Performance-Based Annual Bonus			$16,000	$133,300	$266,600

	Grant Date(A)	Authori- zation Date(A)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance- Based Annual Bonus)(B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares)(C)(E)			All Other Stock Awards (Number of Shares)(D)(E)	Grant Date Fair Value of Stock Awards(F)
			Threshold	Target	Maximum	Threshold	Target	Maximum

David J. Barrett

PBRSU based on TSR vs. S&P 500 Utilities Index	1/02/25	11/07/24				344	1,376	2,752			$133,052

PBRSU based on TSR vs. S&P 500 Index	1/02/25	11/07/24				148	590	1,180			$64,943

PBRSU based on EPS growth	1/02/25	11/07/24				492	1,966	3,932			$171,298

Service-Based Restricted Stock Units	1/02/25	11/07/24							1,966		$171,298

Performance-Based Annual Bonus			$26,600	$221,200	$442,400

Rodger R. Schwecke

PBRSU based on TSR vs. S&P 500 Utilities Index	1/02/25 4/01/25	11/07/24 2/19/25				356 180	1,423 720	2,846 1,440		$ $	137,597 24,484

PBRSU based on TSR vs. S&P 500 Index	1/02/25 4/01/25	11/07/24 2/19/25				153 77	610 309	1,220 618		$ $	67,145 19,565

PBRSU based on EPS growth	1/02/25 4/01/25	11/07/24 2/19/25				508 257	2,033 1,028	4,066 2,056		$ $	177,135 73,564

Service-Based Restricted Stock Units	1/02/25 4/01/25	11/07/24 2/19/25							2,033 1,028	$ $	177,135 73,564

Performance-Based Annual Bonus			$32,700	$272,300	$544,600

Erin M. Smith

PBRSU based on TSR vs. S&P 500 Utilities Index	1/02/25	11/07/24				333	1,331	2,662			$128,701

PBRSU based on TSR vs. S&P 500 Index	1/02/25	11/07/24				143	571	1,142			$62,852

PBRSU based on EPS growth	1/02/25	11/07/24				475	1,901	3,802			$165,634

Service-Based Restricted Stock Units	1/02/25	11/07/24							1,901		$165,634

Service-Based Restricted Stock Units - Special	1/02/25	11/07/24							1,722		$150,038

Performance-Based Annual Bonus			$24,900	$207,000	$414,000

(A)

Grant and authorization dates are applicable to equity incentive awards, which consist of performance-based and service-based restricted stock units. Awards are authorized as part of annual compensation planning that is typically completed in December, at which time a dollar value and the other award terms are approved, with awards granted on the first trading day of January. Special equity awards also may be granted at other times, including upon the hiring or promotion of executive officers, to reward extraordinary performance, or to promote retention. In accordance with the terms approved by the Compensation and Talent Development Committee of the Sempra Board of Directors based on the recommendations of the SoCalGas Compensation Committee, on the grant date of each award, the precise number of shares to be granted to each named executive officer was calculated using the closing price for shares of Sempra common stock on that date.

(B)

Non-equity incentive plan awards consisted of performance-based annual bonuses payable under the EICP. Amounts reported in the table represent estimated bonuses expected to be paid under financial and operational performance measures established by our Board of Directors based on threshold, target and maximum percentages of base salary set for each named executive officer at the beginning of the year or, in the event of any changes during the year to such percentages or to the base salary upon which the percentages are applied, prorated amounts reflecting the initial and updated amounts. Outstanding company or individual performance may result in the payment of bonuses that exceed the target amounts. In no event will actual payouts exceed the maximum bonuses established under the plan for each executive. Effective June 21, 2025, in connection with a change to Mr. Barrett’s salary due to an expanded scope of role, his non-equity incentive plan award target opportunity increased with respect to dollar value while the percentage remained at 50%. Effective March 1, 2025, in connection with Mr. Schwecke’s promotion to Chief Operating Officer, his non-equity incentive plan award target opportunity increased from 50% of his pre-promotion base salary to 60% of his post-promotion base salary. Both Messrs. Barrett and Schwecke’s 2025 awards as shown in this table are prorated to reflect their respective initial and updated award opportunities. From June 25, 2025 until October 26, 2025, Ms. DeMontigny was on a leave of absence, a portion of which consisted of unpaid personal leave. The amount estimated for her award as shown in this table is not prorated to reflect her leave, but her actual payout was prorated to exclude the unpaid portion of her leave. The actual amounts earned for all named executive officers are reported in the 2025 Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

The performance measures for 2025 were satisfied at levels resulting in above-target bonus payouts. These amounts are reported in the 2025 Summary Compensation Table as non-equity incentive plan compensation earned in 2025. See “Compensation Discussion and Analysis—Compensation Components—Performance-Based Annual Bonuses” for additional information.

(C)

Equity incentive plan awards consisted of performance-based restricted stock units. Shares subject to the performance-based restricted stock units generally will vest, in whole or in part, or be forfeited in early 2028 to the extent certified by the Compensation and Talent Development Committee of the Sempra Board of Directors based on Sempra’s TSR compared to market and peer group indices for the three-year period ending on the first NYSE trading day in 2028 and EPS growth (as adjusted for LTIP purposes) for the three-year period ending December 31, 2027. For information about the treatment of performance-based restricted stock units in the event of a termination of employment before the end of the performance period or a change in control, see “Severance and Change in Control Benefits” below.

For the two components of performance-based restricted stock units with a TSR performance measure, the target number of shares will vest if Sempra has achieved a cumulative three-year TSR that places it among the top 50% of the companies in the S&P 500 Utilities Index, excluding water companies, or S&P 500 Index, as applicable, with additional shares vesting ratably for performance above the 50th percentile of the applicable index to the maximum number (200% of the target number) of shares for performance at or above the 90th percentile of that index. If Sempra’s performance does not place Sempra among the top 50%, but is at or above the 25th percentile of the companies in the applicable index, the number of shares that will vest declines from the target number of shares at the 50th percentile to 25% of the target number of shares at the 25th percentile and zero shares below the 25th percentile.

For the performance-based restricted stock units with an EPS growth performance measure, the target number of shares will vest, subject to the discretion (to make adjustments to GAAP EPS) of the Compensation and Talent Development Committee of the Sempra Board of Directors, if Sempra has achieved a three-year adjusted EPS CAGR ranked at the 50th percentile among the companies in the S&P 500 Utilities Index, excluding water companies. If performance is at the 75th percentile, 150% of the target number of shares will vest, and if performance is at the 90th percentile or higher, the maximum number (200% of the target number) of shares will vest. If Sempra’s three-year adjusted EPS CAGR performance does not place it among the top 50%, but is at or above the 25th percentile, the number of shares that will vest declines from the target number of shares at the 50th percentile to 25% of the target number of shares at the 25th percentile and zero shares below the 25th percentile.

(D)

These awards represent service-based restricted stock units that vest ratably over three years. For information about the treatment of service-based restricted stock units in the event of a termination of employment before the end of the service period or a change in control, see “Severance and Change in Control Benefits” below.

(E)

During the performance or service periods, dividends paid or that would have been paid on the shares subject to the award are deemed reinvested to purchase additional shares, at their fair market value, which become subject to the same forfeiture and vesting conditions (including performance criteria, if applicable) as the shares to which the dividends relate. Due to the inability to forecast stock prices at which future dividends would be reinvested, the amounts shown in the table do not include such dividends.

Unless the named executive officer instructs otherwise, upon vesting of these awards Sempra will withhold a sufficient number of shares to which the participant would otherwise be entitled to pay the minimum amount of withholding taxes that become payable.

(F)

These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the awards. They are calculated in accordance with GAAP for financial reporting purposes based on the assumptions described in Note 14 of the Notes to Consolidated Financial Statements included in the 2025 Annual Report but disregarding estimates of forfeitures related to service-based vesting conditions. The value actually realized by executives from stock awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares of Sempra common stock subject to the award upon vesting and sale.

Outstanding Equity Awards at Year-End

We summarize below the grants of Sempra equity awards that were outstanding at December 31, 2025, for each of our executive officers named in the 2025 Summary Compensation Table. These awards consist solely of performance-based and service-based restricted stock units under the Sempra 2019 LTIP. No named executive officers held stock options at December 31, 2025.

2025 OUTSTANDING EQUITY AWARDS AT YEAR-END

		Stock Awards

		Equity Incentive Plan Awards (Performance-Based Restricted Stock Units)(A)			Other Stock Awards (Service-Based Restricted Stock Units)(B)

	Grant Date	Number of Unearned/ Unvested Shares(C)	Market Value of Unearned/ Unvested Shares		Number of Unearned/ Unvested Shares(C)	Market Value of Unearned/ Unvested Shares

Maryam S. Brown	01/02/25	—	—

	01/02/25	1,189	$104,966

	01/02/25	4,471	$394,785

	01/02/25				4,471	$394,785	(F)

	01/02/24	—	—

	01/02/24	1,303	$115,021

	01/02/24	3,817	$336,997

	01/02/24				2,545	$224,664	(G)

	01/02/24				1,396	$123,266	(I)

	01/03/23	1,088	$96,086	(D)

	01/03/23	1,520	$134,158	(D)

	01/03/23	—	—	(E)

	01/03/23				1,244	$109,811	(H)

	01/03/23				1,421	$125,444	(I)

		13,388	$1,182,013		11,077	$977,970

Mia L. DeMontigny	06/02/25				2,604	$229,940	(I)

	01/02/25	—	—

	01/02/25	527	$46,509

	01/02/25	1,979	$174,766

	01/02/25				1,979	$174,766	(F)

	01/02/25				1,177	$103,900	(I)

	01/02/24	—	—

	01/02/24	769	$67,929

	01/02/24	2,254	$198,965

	01/02/24				1,502	$132,612	(G)

	01/02/24				1,396	$123,266	(I)

	01/03/23	642	$56,707	(D)

	01/03/23	897	$79,175	(D)

	01/03/23	—	—	(E)

	01/03/23				732	$64,652	(H)

		7,068	$624,051		9,390	$829,136

		Stock Awards

		Equity Incentive Plan Awards (Performance-Based Restricted Stock Units)(A)			Other Stock Awards (Service-Based Restricted Stock Units)(B)

	Grant Date	Number of Unearned/ Unvested Shares(C)	Market Value of Unearned/ Unvested Shares		Number of Unearned/ Unvested Shares(C)	Market Value of Unearned/ Unvested Shares

Sara P. Mijares	01/02/25	—	—

	01/02/25	247	$21,811

	01/02/25	930	$82,089

	01/02/25				930	$82,088	(F)

	01/02/24	—	—

	01/02/24	350	$30,935

	01/02/24	1,027	$90,651

	01/02/24				684	$60,372	(G)

	01/03/23	291	$25,653	(D)

	01/03/23	406	$35,817	(D)

	01/03/23	—	—	(E)

	01/03/23				332	$29,334	(H)

		3,251	$286,956		1,946	$171,794

David J. Barrett	01/02/25	—	—

	01/02/25	536	$47,311

	01/02/25	2,015	$177,934

	01/02/25				2,015	$177,934	(F)

	01/02/24	—	—

	01/02/24	785	$69,310

	01/02/24	2,299	$202,983

	01/02/24				1,533	$135,322	(G)

	01/03/23	654	$57,719	(D)

	01/03/23	913	$80,589	(D)

	01/03/23	—	—	(E)

	01/03/23				745	$65,810	(H)

		7,202	$635,846		4,293	$379,066

Rodger R. Schwecke	04/01/25	—	—

	04/01/25	278	$24,552

	04/01/25	1,044	$92,191

	04/01/25				1,044	$92,191	(F)

	01/02/25	—	—

	01/02/25	554	$48,915

	01/02/25	2,084	$183,998

	01/02/25				2,084	$183,998	(F)

	01/02/24	—	—

	01/02/24	812	$71,649

	01/02/24	2,377	$209,899

	01/02/24				1,585	$139,901	(G)

	01/03/23	678	$59,857	(D)

	01/03/23	947	$83,574	(D)

	01/03/23	—	—	(E)

	01/03/23				774	$68,319	(H)

		8,774	$774,635		5,487	$484,409

		Stock Awards

		Equity Incentive Plan Awards (Performance-Based Restricted Stock Units)(A)			Other Stock Awards (Service-Based Restricted Stock Units)(B)

	Grant Date	Number of Unearned/ Unvested Shares(C)	Market Value of Unearned/ Unvested Shares		Number of Unearned/ Unvested Shares(C)	Market Value of Unearned/ Unvested Shares

Erin M. Smith	01/02/25	—	—

	01/02/25	519	$45,787

	01/02/25	1,949	$172,051

	01/02/25				1,949	$172,051	(F)

	01/02/25				1,765	$155,850	(I)

	01/02/24	—	—

	01/02/24	757	$66,865

	01/02/24	2,218	$195,787

	01/02/24				1,478	$130,462	(G)

	01/03/23	631	$55,694	(D)

	01/03/23	881	$77,761	(D)

	01/03/23	—	—	(E)

	01/03/23				719	$63,494	(H)

		6,955	$613,945		5,911	$521,857

(A)

Performance-based restricted stock units generally will vest, in whole or in part, or be forfeited at the end of a three-year performance period to the extent certified by the Compensation and Talent Development Committee of the Sempra Board of Directors based on Sempra’s TSR compared to market and peer group indices and Sempra’s EPS growth (as adjusted for LTIP purposes). Ms. DeMontigny’s performance-based restricted stock units granted in 2024 and 2025 were all forfeited upon her January 31, 2026 separation from the company. For information about the treatment of performance-based restricted stock units in the event of a termination of employment before the end of the performance period or a change in control, see “Severance and Change in Control Benefits” below.

For TSR-based awards, we have reported the number and market value of shares subject to the awards (together with reinvested dividends and dividend equivalents) that would have vested at December 31, 2025 had the applicable performance periods ended at that date. As of December 31, 2025, the performance for these awards as a percentage of target was:

TSR-Based Awards	Performance as of December 31, 2025

2025 Award (TSR vs. S&P 500 Utilities Index)	0.00%

2025 Award (TSR vs. S&P 500 Index)	88.60%

2024 Award (TSR vs. S&P 500 Utilities Index)	0.00%

2024 Award (TSR vs. S&P 500 Index)	113.75%

2023 Award (TSR vs. S&P 500 Utilities Index)	58.30%

2023 Award (TSR vs. S&P 500 Index)	81.40%

On January 27, 2026, the January 3, 2023 awards based on total shareholder return compared to the S&P 500 Utilities Index vested at 58.6% of target and the January 3, 2023 awards based on total shareholder return compared to the S&P 500 Index vested at 80.8% of target.

The EPS growth-based awards granted on January 2, 2024, January 2, 2025 and April 1, 2025 (together with related reinvested dividend equivalents) are reported based on target performance, as the applicable performance period has not yet ended and the EPS (as adjusted for LTIP purposes) for the final year(s) of the performance period has not yet been determined. The number of shares that ultimately vest will depend upon the extent to which the performance measures have been satisfied at the actual end of the applicable performance period and may be fewer or greater than the number reported in the table.

On February 19, 2026, the January 3, 2023 awards based on EPS growth (as adjusted for LTIP purposes) with a performance period that ended on December 31, 2025 were scheduled to vest but failed to meet the minimum performance threshold required to vest. These awards are reported based on the final performance result of 0% of target. For additional detail, see footnote (B) to the 2025 Option Exercises and Stock Vested table below.

(B)

The awards granted on April 1, 2025, January 2, 2025, January 2, 2024, and January 3, 2023 represent service-based restricted stock units that vest ratably over the three years following the grant date of the applicable award on the first NYSE trading day of each year, except that the special award granted to Ms. DeMontigny on January 2, 2025 was scheduled to vest ratably over two years and the special award granted to Ms. Brown on January 3, 2023 vests ratably over four years. The award granted to Ms. DeMontigny on June 2, 2025 represents service-based restricted stock units that were scheduled to vest in full on the first NYSE trading day of 2027. The unvested portion of Ms. DeMontigny’s outstanding service-based restricted stock unit awards were all forfeited upon her January 31, 2026 separation from the company. For information about the treatment of service-based restricted stock units in the event of a termination of employment before the end of the service period or a change in control, see “Severance and Change in Control Benefits” below.

(C)

Includes shares deemed purchased with reinvested dividends and dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate. Does not include reinvested dividends and dividend equivalents with a record date of December 11, 2025, which were paid on January 15, 2026.

(D)

These awards vested on January 27, 2026, immediately following the determination and certification by the Compensation and Talent Development Committee of the Sempra Board of Directors of the total shareholder return performance results. The value realized upon the vesting of these shares is set forth in footnote (B) to the 2025 Option Exercises and Stock Vested table below.

(E)

These awards were scheduled to vest on February 19, 2026, immediately following the determination and certification by the Compensation and Talent Development Committee of the Sempra Board of Directors of the EPS growth (as adjusted for LTIP purposes) performance results. The value realized upon the vesting of these shares is set forth in footnote (B) to the 2025 Option Exercises and Stock Vested table below.

(F)	The first of three annual installments of these awards vested on January 2, 2026.

(G)	The second of three annual installments of these awards vested on January 2, 2026.

(H)	The third of three annual installments of these awards vested on January 2, 2026.

(I)

The first of two annual installments of Ms. DeMontigny’s and the first of three annual installments of Ms. Brown’s January 2, 2025 special awards, the second of three annual installments of Mss. Brown and DeMontigny’s January 2, 2024 special awards and the third of four annual installments of Ms. Brown’s January 2, 2023 special award vested on January 2, 2026. Ms. DeMontigny’s June 2, 2025 special award was forfeited upon her January 31, 2026 separation from the company.

Option Exercises and Stock Vested

We summarize below the restricted stock units that vested during 2025 for each of our executive officers named in the 2025 Summary Compensation Table. No named executive officers exercised stock options in 2025.

2025 OPTION EXERCISES AND STOCK VESTED

	Stock Awards

	Number of Shares Acquired on Vesting	Value Realized on Vesting(A)(B)

Maryam S. Brown	21,978	$1,859,900

Mia L. DeMontigny	9,362	$792,351

Sara P. Mijares	5,091	$429,258

David J. Barrett	8,638	$731,274

Rodger R. Schwecke	12,243	$1,032,217

Erin M. Smith	10,927	$921,421

(A)

Reflects the market value of vesting Sempra common stock (including reinvested dividends) at the vesting date, determined by multiplying the number of shares vested by the closing price of Sempra common stock on the vesting date. Also includes the dividend equivalent with a record date of December 5, 2024, which was paid on January 15, 2025.

(B)

The performance-based restricted stock unit awards granted in January 2022 based on total shareholder return performance against the S&P 500 Utilities Index companies and the S&P 500 Index companies vested on January 28, 2025 at 191.5% of target performance and 169.5% of target performance, respectively. The performance-based restricted stock unit awards granted in January 2022 based on EPS growth (as adjusted for LTIP purposes) vested on February 19, 2025 at 200% of target performance. Service-based restricted stock unit awards that vested on January 2, 2025 consisted of the third of three annual installments of the annual awards granted to each named executive officer in January 2022; the second of three annual installments of the annual awards granted to each named executive officer in January 2023; the first of three annual installments of the annual awards granted to each named executive officer in January 2024; the third of three annual installments of the special awards granted to Ms. Brown and Mr. Barrett in January 2022; the second of four annual installments of the special award granted to Ms. Brown in January 2023; and the first of three annual installments of the special awards granted to Mss. Brown and DeMontigny in January 2024..

The performance-based restricted stock unit awards granted in January 2023 based on total shareholder return performance against the S&P 500 Utilities Index companies and the S&P 500 Index companies vested on January 27, 2026 at 58.6% of target performance and 80.8% of target performance, respectively. The performance-based restricted stock unit awards granted in January 2023 based on EPS growth (as adjusted for LTIP purposes) failed to meet the minimum performance threshold required to vest. Service-based restricted stock unit awards that vested on January 2, 2026 consisted of the third of three annual installments of the annual awards granted to each named executive officer in January 2023; the second of three annual installments of the annual awards granted to each named executive officer in January 2024; the first of three annual installments of the annual awards granted to each named executive officer in January 2025; the first of three annual installments of the incremental annual award granted to Mr. Schwecke in April 2025; the third of four annual installments of the special award granted to Ms. Brown in January 2023; the second of three annual installments of the special awards granted to Mss. Brown and DeMontigny in January 2024; the first of two annual installments of the special award granted to Ms. DeMontigny in January 2025; and the first of three annual installments of the special award granted to Ms. Smith in January 2025. The number of shares acquired upon the vesting of these awards and their market value (including the units and the value of the dividend equivalent with a record date of December 11, 2025, which was paid on January 15, 2026), none of which are reflected in this table due to the vesting of the applicable awards after December 31, 2025, were: 8,074 shares of Sempra common stock and $717,596 for Ms. Brown; 5,002 shares of Sempra common stock and $444,723 for Ms. DeMontigny; 1,691 shares of Sempra common stock and $149,921 for Ms. Mijares; 3,774 shares of Sempra common stock and $334,477 for Mr. Barrett; 4,261 shares of Sempra common stock and $378,031 for Mr. Schwecke; and 4,234 shares of Sempra common stock and $375,936 for Ms. Smith.

Pension Benefits

Our named executive officers participate in the Sempra Cash Balance Plan, a broad-based tax-qualified retirement plan that is subject to certain limits under the Internal Revenue Code. Under the plan, a notional account is credited annually for each participant in an amount equal to 7.5% of the participant’s salary and performance-based annual bonus. Account balances earn interest and are fully vested after three years of service.

In addition to the Cash Balance Plan, effective January 1, 2025, Ms. Brown participates in the Sempra Supplemental Executive Retirement Plan until the effective date of her resignation on April 17, 2026, a nonqualified pension plan designed to recruit and retain executive talent. Under the plan, benefits are calculated using a defined benefit formula based on final average earnings (average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement), years of service and age at retirement of the executive officer. Benefits payable under the Supplemental Executive Retirement Plan are reduced by benefits payable under the Cash Balance Plan.

Benefits under the Supplemental Executive Retirement Plan’s defined benefit formula begin to vest after five years of service and attainment of age 55, with full vesting when age plus years of service total 70 or the executive attains age 60, subject to exceptions for certain terminations in connection with a change in control of Sempra. Upon normal retirement at age 62, the annual benefit (as a percentage of final average earnings) in the form of a 50% joint and survivor annuity is 20% after five years of service, 40% after 10 years of service, 50% after 15 years of service, 60% after 20 years of service, 62.5% after 30 years of service, and 65% after 40 years of service. Reduced benefits based on age and years of service are provided for retirement as early as age 55 and the completion of five years of service.

Supplemental Executive Retirement Plan participants who have at least three years of service and do not meet the minimum vesting criteria under the defined benefit formula and Sempra Cash Balance Restoration Plan participants, which include Mss. Mijares and Smith and Messrs. Barrett and Schwecke and included Ms. DeMontigny prior to her resignation, are entitled to a benefit equal to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans. Account balances in the Cash Balance Restoration Plan earn interest and are fully vested after three years of service.

Retiring employees may elect to receive the retirement date present value of their vested accumulated retirement benefits in a single lump sum payment. Alternatively, they may elect an annuity that provides the actuarial equivalent of the lump sum benefit.

We summarize below the present value of accumulated benefits under the various retirement plans at December 31, 2025, for each of our executive officers named in the 2025 Summary Compensation Table.

2025 PENSION BENEFITS AT YEAR-END

	Plan	Years of Credited Service	Present Value of Accumulated Benefit (A)

Maryam S. Brown(B)	Cash Balance Plan	9	$236,568

	Supplemental Executive Retirement Plan	9	$2,545,271

	Total		$2,781,839

Mia L. DeMontigny(C)	Cash Balance Plan	10	$259,751

	Cash Balance Restoration Plan	10	$199,264

	Total		$459,015

Sara P. Mijares(C)	Cash Balance Plan	6	$128,128

	Cash Balance Restoration Plan	6	$38,244

	Total		$166,372

David J. Barrett(C)	Cash Balance Plan	23	$668,068

	Cash Balance Restoration Plan	23	$527,436

	Total		$1,195,504

Rodger R. Schwecke(C)	Cash Balance Plan	43	$1,284,095

	Cash Balance Restoration Plan	43	$344,999

	Total		$1,629,094

Erin M. Smith(C)	Cash Balance Plan	5	$124,859

	Cash Balance Restoration Plan	5	$117,088

	Total		$241,947

(A)

Amounts are based on the assumptions used for financial reporting purposes set forth in Note 9 of the Notes to Consolidated Financial Statements contained in the 2025 Annual Report, except that retirement age has been assumed to be the earliest time at which the executive could retire under each of the plans without any benefit reduction due to age.

Amounts shown for the Cash Balance Plan are based on the greater of the amounts payable under the plan or the sum of the present value of the accumulated benefit payable under a frozen predecessor plan plus future cash balance accruals. The amounts shown for the Supplemental Executive Retirement Plan and the Cash Balance Restoration Plan are the present value of the incremental benefit over that provided by the Cash Balance Plan.

(B)

Ms. Brown, who became eligible for the Supplemental Executive Retirement Plan on January 1, 2025, is not yet vested in a benefit under the defined benefit formula of the Supplemental Executive Retirement Plan. However, Ms. Brown would have been entitled to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans. Had her employment terminated on December 31, 2025 and she received her benefits under the plans as a lump sum, her benefits would have been $676,737.

(C)

Mss. DeMontigny, Mijares and Smith and Messrs. Barrett and Schwecke, who are not participants in the Supplemental Executive Retirement Plan, are vested in benefits under the Cash Balance Plan and nonqualified Cash Balance Restoration Plan. Had their respective employment terminated on December 31, 2025, their benefits would have been $482,483 for Ms. DeMontigny, $184,601 for Ms. Mijares, $1,231,670 for Mr. Barrett, $1,654,433 for Mr. Schwecke, and $261,508 for Ms. Smith.

Nonqualified Deferred Compensation

Sempra’s nonqualified Employee and Director Savings Plan permits executives to elect on a year-by-year basis to defer the receipt of up to 85% of their annual salary and performance-based annual bonus for payment in installments or in a lump sum at a future date in connection with an executive’s separation of service from the company or on a fixed in-service distribution date. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.

The timing and form of distribution are selected by the executive at the time of the deferral election, and subsequent changes are limited. In the event of a change in control of Sempra, participant accounts are distributed in a lump sum immediately prior to the date of the change in control. Deferred amounts are fully vested and earn interest at a rate reset annually to the higher of 110% of the Moody’s Corporate Bond Yield Average Rate or the Moody’s Corporate Bond Yield Average Rate plus 1% (6.45% for 2025) or, at the election of the executive, are deemed invested in investment accounts that mirror the investment accounts available under the tax-qualified 401(k) savings plan in which all employees may participate. Deferrals of performance-based restricted stock unit awards cannot be transferred into other investments and are paid out in shares of common stock in accordance with the officer’s payout elections following separation of service from the company.

The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) savings plan. Because of these limits, matching contributions for deferred compensation plan participants are made through the deferred compensation plan. The deferred compensation matching contribution is equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) savings plan matching contributions. There are no company matching contributions on deferrals of performance-based restricted stock unit awards.

All employee contributions and related investment earnings in the deferred compensation plan vest immediately. New participants are immediately eligible for company matching contributions and company matching contributions (including related earnings) vest after one year of service.

We summarize below information regarding the participation by each of our executive officers named in the 2025 Summary Compensation Table in Sempra’s nonqualified deferred compensation plans.

2025 NONQUALIFIED DEFERRED COMPENSATION

	Executive Contributions in 2025(A)	Company Contributions in 2025(B)	Aggregate Earnings in 2025(C)	Aggregate Balance at 12/31/25(D)

Maryam S. Brown	$57,849	$12,979	$58,813	$703,367

Mia L. DeMontigny	$37,939	$4,091	$49,214	$350,967

Sara P. Mijares	$196,485	$11,974	$108,086	$978,453

David J. Barrett	$87,231	$18,274	$51,398	$656,877

Rodger R. Schwecke	$425,477	$25,181	$302,383	$4,990,310

Erin M. Smith	—	—	—	—

(A)

Executive contributions consist of deferrals of salary and performance-based annual bonuses that also are reported as compensation in the 2025 Summary Compensation Table. Timing differences between reporting bonus compensation in the 2025 Summary Compensation Table (which reports bonus amounts in the year for which they were earned) and related deferral dates (the date on which the bonuses would have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in this table than the amounts that have been reported as compensation for the same year in the 2025 Summary Compensation Table. Executive contributions in 2025 that are also included as 2025 salary reported in the 2025 Summary Compensation Table total $0 for Mss. Brown, DeMontigny and Smith; $32,535 for Ms. Mijares; $48,522 for Mr. Barrett; and $116,077 for Mr. Schwecke. Deferrals of the 2025 performance-based annual bonus that was paid in March 2026 are not included in this table.

(B)

Company contributions are equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) savings plan matching contributions.

(C)

Earnings are measured as the difference in deferred account balances between the beginning and the end of the year plus nonqualified deferred compensation distributions (if applicable) and minus executive and company contributions made during the year. Earnings consisting of above-market interest also are reported in the 2025 Summary Compensation Table. Excluding above-market interest, earnings for 2025 were $58,415 for Ms. Brown; $49,214 for Ms. DeMontigny; $104,958 for Ms. Mijares; $48,013 for Mr. Barrett; $262,035 for Mr. Schwecke; and $0 for Ms. Smith. These earnings are not reported in the 2025 Summary Compensation Table.

(D)

Year-end balances consist of executive and company contributions and earnings on contributed amounts, less any distributions. All contributions and all earnings that consist of above-market interest have been included in the 2025 Summary Compensation Table for 2025 or reportable prior years. Such aggregate amounts (other than the 2022 bonus paid in 2023) reported in the 2025 Summary Compensation Table for fiscal years 2023, 2024 and 2025 are $112,146 for Ms. Brown; $121,771 for Ms. DeMontigny; $211,587 for Ms. Mijares; $312,959 for Mr. Barrett; $491,006 for Mr. Schwecke; and $0 for Ms. Smith. These amounts do not include deferrals of the 2025 performance-based annual bonus paid in March 2026 but do include deferrals of the 2022 performance-based annual bonus paid in March 2023.

Severance and Change in Control Benefits

Each of our named executive officers has a severance pay agreement. Each agreement is for a three-year term and is automatically extended for an additional year upon each agreement’s anniversary unless we or the executive elect not to extend the term.

The severance pay agreements provide executives with severance benefits in the event we terminate the executive’s employment during the agreement’s term for reasons other than “cause” or as a result of death or disability, or the executive were to resign for “good reason.” The nature and amount of the severance benefits vary depending on the executive’s position, and additional benefits are provided if, upon termination, the executive enters into an agreement to provide consulting services for two years following termination if requested, enters into a general release in favor of the company, and agrees to abide by certain covenants regarding non-solicitation of employees and information confidentiality. Additional benefits also are provided if the termination of employment were to occur within two years following a “change in control” of Sempra.

The definitions of “cause” and “good reason” vary depending on whether the termination of employment occurs following a change in control of Sempra. However, “cause” is generally defined to include a willful and continued failure by the executive to perform his or her duties for the company, and “good reason” is generally defined to include adverse changes in the executive’s responsibilities, compensation and benefit opportunities and, following a change in control, certain changes in employment location. A “change in control” is defined in the agreements to generally include events resulting in a change in the effective control of Sempra or a change in the ownership of a substantial portion of Sempra’s assets.

Awards granted under the Sempra 2019 LTIP, which constitute all outstanding awards that have not fully vested, include a “double-trigger” provision for vesting of equity in connection with a change in control. Restricted stock unit awards issued to date under the plan provide for continuation following a change in control through the new company’s assumption of the awards or the issuance of replacement awards. Replacement awards must meet certain criteria, which are described in Article 14 of the Sempra 2019 LTIP. If awards are not assumed or replaced, or if an employee is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control, awards would vest upon the change in control. If such awards are subject to performance-based vesting conditions, such awards would vest at the greater of the target performance level or the actual performance level had the performance period ended on the last day of the calendar year immediately preceding the date of the change in control (or, for awards based on TSR, had the performance period ended on the date of the change in control). Messrs. Barrett and Schwecke have reached age 55 and completed at least five years of service and thus are eligible for retirement. In addition, any outstanding awards would immediately vest upon an executive’s involuntary termination for reasons other than cause, resignation for “good reason,” death, disability or retirement, in each case during the three-year period following a change in control. Service-based awards also vest upon an executive’s death.

With respect to performance-based awards, if an executive’s employment is terminated after the executive has reached age 55 and completed five years of service (and the termination is for reasons other than cause), and the termination occurs after completion of one year of the applicable performance or service period (or after November 30th of the year in which the grant was made if the executive has attained age 62), the executive’s award is not forfeited as a result of the termination of employment. Performance-based awards continue to be subject to forfeiture based on the extent to which the related performance goals have been satisfied at the end of the applicable performance period. If an executive’s employment is terminated and the executive has not met the retirement eligibility criteria specified in the award agreement or the termination is for cause, performance-based awards are forfeited.

With respect to service-based awards, if an executive’s employment is terminated during the service period, the award is forfeited, subject to earlier vesting upon a change in control of Sempra, the death of the executive, at the discretion of the Compensation and Talent Development Committee of the Sempra Board of Directors or as otherwise provided in connection with the grant of the award.

We summarize below the benefits each of our executive officers named in the 2025 Summary Compensation Table would have been entitled to receive had we terminated his or her employment (for reasons other than cause) at December 31, 2025, or had the executive resigned for “good reason” on that date, and the benefits each executive would have been entitled to receive had such termination occurred within two years following (or, in the case of certain involuntary terminations, such termination was deemed to have occurred in connection with or in anticipation of) a change in control of Sempra (or within three years for purposes of the acceleration of certain equity awards, and assuming such awards were assumed or replaced in such change in control). These amounts assume the executive had entered into a general release and two-year consulting, non-solicitation and confidentiality agreement providing for additional benefits. We also show the benefits that each executive would have been entitled to receive in the event of his or her death on December 31, 2025. In addition, we show the benefits that each named executive officer would have been entitled to receive (accelerated vesting of restricted stock units) had a change in control of Sempra occurred on December 31, 2025, whether or not accompanied or followed by a termination of the executive’s employment.

2025 SEVERANCE AND CHANGE IN CONTROL BENEFITS

	Termination of Employment by the Company Without Cause or by the Executive Officer for Good Reason or Death			Change in Control Only

	Unrelated to a Change in Control	Related to a Change in Control	Resulting from Death	(Without Termination of Employment)

Maryam S. Brown

Lump Sum Cash Payment(A)	$1,669,650	$2,226,200

Acceleration of Existing Equity Awards(B)		$3,114,593	$977,970

Enhanced Retirement Benefits(C)		$3,217,130	$4,244,742

Health & Welfare Benefits(D)	$50,716	$90,105

Financial Planning(E)	$37,500	$50,000

Outplacement	$50,000	$50,000

Total	$1,807,866	$8,748,028	$5,222,712	$—

Total After Severance Reduction(F)	$1,807,866	$7,672,574	$5,222,712	$—

Mia L. DeMontigny

Lump Sum Cash Payment(A)	$1,135,650	$1,552,100

Acceleration of Existing Equity Awards(B)		$1,973,775	$829,136

Enhanced Retirement Benefits(C)

Health & Welfare Benefits(D)	$50,036	$69,721

Financial Planning(E)	$37,500	$50,000

Outplacement	$50,000	$50,000

Total	$1,273,186	$3,695,596	$829,136	$—

Sara P. Mijares

Lump Sum Cash Payment(A)	$504,933	$883,633

Acceleration of Existing Equity Awards(B)		$697,019	$171,794

Enhanced Retirement Benefits(C)

Health & Welfare Benefits(D)	$33,511	$52,169

Financial Planning(E)	$25,000	$37,500

Outplacement	$50,000	$50,000

Total	$613,444	$1,720,321	$171,794	$—

David J. Barrett

Lump Sum Cash Payment(A)	$1,188,500	$1,584,667

Acceleration of Existing Equity Awards(B)		$1,545,194	$379,066	$1,545,194

Enhanced Retirement Benefits(C)

Health & Welfare Benefits(D)	$35,742	$51,743

Financial Planning(E)	$37,500	$50,000

Outplacement	$50,000	$50,000

Total	$1,311,742	$3,281,604	$379,066	$1,545,194

Rodger R. Schwecke

Lump Sum Cash Payment(A)	$1,239,350	$1,652,467

Acceleration of Existing Equity Awards(B)		$1,875,918	$484,409	$1,875,918

Enhanced Retirement Benefits(C)

Health & Welfare Benefits(D)	$35,994	$50,563

Financial Planning(E)	$37,500	$50,000

Outplacement	$50,000	$50,000

Total	$1,362,844	$3,678,948	$484,409	$1,875,918

Erin M. Smith

Lump Sum Cash Payment(A)	$1,110,750	$1,481,000

Acceleration of Existing Equity Awards(B)		$1,647,728	$521,857

Enhanced Retirement Benefits(C)

Health & Welfare Benefits(D)	$50,716	$70,609

Financial Planning(E)	$37,500	$50,000

Outplacement	$50,000	$50,000

Total	$1,248,966	$3,299,337	$521,857	$—

(A)

The severance payment is equal to one-half times (one times if related to a change in control) the sum of (i) annual base salary and (ii) the higher of the average of the last three performance-based annual bonuses or his or her target bonus for the year in which the termination occurs. An additional one times (one-half times for Ms. Mijares) the sum of annual base salary and the higher of the average of the last three performance-based annual bonuses or target bonus for the year in which the termination occurs is conditioned upon the executive’s agreement to provide post-termination consulting services if requested and a general release in favor of the company and abide by restrictive covenants related to non-solicitation and confidentiality. In addition, in the event a termination occurs or is deemed to occur within two years following a change in control, or in the event of an executive’s death or disability, an executive will also receive a prorated bonus for the year of termination equal to the greater of the average of the last three performance-based annual bonuses or the target bonus for the year in which the termination occurs. If the executive receives a bonus under the EICP for the year of termination, such bonus is offset by the prorated bonus provided under the severance pay agreement. For each of the named executive officers, the amount shown in the table above excludes payment of the bonus earned in the year of termination because the actual 2025 bonus under the EICP exceeds the 2025 bonus payable under the severance pay agreement (with the exception of Ms. DeMontigny, for whom the amount shown in the table above includes $37,900 based on the difference between her actual 2025 bonus and the 2025 bonus payable under the severance agreement).

(B)

Fair market value at December 31, 2025, of shares subject to performance-based and service-based restricted stock units for which forfeiture restrictions would terminate. Includes the value of the 2023 performance-based restricted stock unit awards that vested in early 2026. The value realized upon the vesting of these awards is discussed in footnote (B) to the 2025 Option Exercises and Stock Vested table above. Any outstanding awards would immediately vest upon an executive’s involuntary termination (for reasons other than cause), termination for “good reason”, death, disability or retirement, in each case that occurs or is deemed to occur during the three-year period following (or, in cases of certain involuntary terminations, in connection with or in anticipation of) a change in control for the amounts listed under the “Related to a Change in Control” column and upon these events but without a change in control for the amounts listed under the “Unrelated to a Change in Control” column. Assuming any outstanding awards were assumed or replaced in a change in control, such awards would immediately vest upon a change in control without an accompanying termination only if an employee is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control for the amounts listed under the “Change in Control Only” column. Service-based awards would vest upon an executive’s death. For Ms. DeMontigny, all unvested performance-based and service-based restricted stock units were forfeited upon her January 31, 2026 separation from the company.

(C)

For Ms. Brown, the amount shown for termination related to a change in control is the incremental actuarial value assuming that she had attained age 62, but reduced for applicable early retirement factors. For termination resulting from death, the amount shown for Ms. Brown is equal to the difference between the death benefit under our pension plans and the benefit that would have been payable in connection with a voluntary termination on December 31, 2025. For the other named executive officers, there is no difference between the death benefit under the pension plans and the benefit payable in connection with a voluntary termination.

(D)

Estimated value associated with continuation of health benefits for 18 months (12 months for Ms. Mijares) for termination unrelated to a change in control and continuation of health, life, disability and accident benefits for two years (18 months for Ms. Mijares) for termination related to a change in control.

(E)

Estimated value associated with continuation of financial planning services for 18 months (12 months for Ms. Mijares) for termination unrelated to a change in control, and two years (18 months for Ms. Mijares) for termination related to a change in control.

(F)

Under the severance pay agreements, the change in control severance payments may be reduced to ensure that the total benefit falls below the excise tax threshold under Section 280G of the Internal Revenue Code. Such reduction will not apply if the executive’s net after-tax unreduced benefit would equal or exceed 105% of the net after-tax reduced benefit.

Executive officers who voluntarily terminate their employment (other than for “good reason”) or whose employment is terminated by the company for cause are not entitled to severance benefits. Executives also may be eligible for certain payments under the retirement or deferred compensation plans as described above under “Compensation Discussion and Analysis—Compensation Components—Benefit Plans and Other Executive Benefits,” “Pension Benefits,” and “Nonqualified Deferred Compensation.”

Pay-Versus-
Performance
The information below has been prepared in accordance with the SEC’s pay-versus-performance
disclosure rules, which include a measure called “Compensation Actually Paid” (CAP).
It is important to note that CAP does not represent the actual amount of pay that has been fully earned or realized, either in the year set forth in the table or at all. For a fulsome description of our executive compensation program and the alignment of executive compensation and performance for our principal executive officer (PEO) and our non-PEO
named executive officers
(Non-PEO
NEOs), please refer to the Compensation Discussion and Analysis.
2025 PAY-VERSUS-PERFORMANCE

			Average Summary Compensation Table Total for Non-PEO NEOs (A)	Average Compensation Actually Paid to Non-PEO NEOs (A)	Value of Initial Fixed $100 Investment Based on
Year	Summary Compensation Table Total for PEO (A)	Compensation Actually Paid to PEO (A)			Total Shareholder Return (B)	Peer Group Total Shareholder Return (B)	Net Income (in millions) (C)	ABP Earnings (in millions) (D)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2025 (E)	$4,988,761	$2,422,945	$1,516,939	$1,168,875	$163	$159	$866	$880

2024 (E)	$8,516,072	$5,116,530	$1,961,138	$2,697,582	$156	$137	$956	$1,031

2023 (E)	$4,586,867	$3,431,169	$1,879,380	$1,568,847	$129	$111	$812	$813

2022 (E)	$3,088,519	$4,692,922	$1,548,720	$1,920,993	$129	$120	$600	$795

2021 (E)	$4,472,412	$1,933,825	$1,628,645	$1,049,777	$107	$118	$(426)	$719

(A)
The amounts reported in the “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to
Non-PEO
NEOs” columns do not reflect the actual compensation paid to or realized by the PEO or the
Non-PEO
NEOs during each applicable year. The calculation of compensation actually paid (CAP) for purposes of this table includes point-in-time
valuations as required by the SEC’s prescribed methodology for stock awards and option awards (collectively, Equity Awards), including unvested Equity Awards, and these values fluctuate based on Sempra’s stock price. See the 2025 Summary Compensation Table for the amounts of the PEO’s and each of the
Non-PEO
NEO’s base salary, EICP award and certain other compensation and the 2025 Option Exercises and Stock Vested table for the value realized by each of them upon the vesting of restricted stock unit awards during 2025.

The following adjustments were made to the amounts reported in the Total column of the Summary Compensation Table (SCT) for the applicable year (SCT Total Compensation), which are reported in columns (b) and (d), to derive the CAP reported in columns (c) and (e), respectively:

PEO: SCT Total Compensation to CAP Reconciliation

Year	Total Compensation Reported in SCT	Equity Awards Reported in SCT (1)	Adjusted Equity Awards Included in CAP (2)	Change in Pension Value Reported in SCT (3)	Adjusted Change in Pension Value Included in CAP (4)	CAP

2025	$4,988,761	$(1,199,418)	$542,492	$(2,301,094)	$392,204	$2,422,945

2024	$8,516,072	$(1,693,779)	$2,473,308	$(4,240,090)	$61,019	$5,116,530

2023	$4,586,867	$(1,471,963)	$1,452,392	$(1,193,324)	$57,197	$3,431,169

2022	$3,088,519	$(1,348,006)	$2,883,132	$—	$69,277	$4,692,922

2021	$4,472,412	$(1,255,825)	$202,289	$(1,546,479)	$61,428	$1,933,825

Non-PEO NEOs: SCT Total Compensation to CAP Reconciliation

Year	Average Total Compensation Reported in SCT	Average Equity Awards Reported in SCT (1)	Average Adjusted Equity Awards Included in CAP (2)	Average Change in Pension Value Reported in SCT (3)	Average Adjusted Change in Pension Value Included in CAP (4)	Average CAP

2025	$1,516,939	$(608,834)	$319,184	$(97,054)	$38,640	$1,168,875

2024	$1,961,138	$(766,773)	$1,066,822	$(221,314)	$657,709	$2,697,582

2023	$1,879,380	$(706,945)	$614,726	$(260,441)	$42,127	$1,568,847

2022	$1,548,720	$(970,784)	$1,312,491	$(15,449)	$46,015	$1,920,993

2021	$1,628,645	$(538,368)	$129,927	$(207,724)	$37,297	$1,049,777

(1)
The amounts in this column are equal to the amounts in the “Stock Awards” column of the SCT for the applicable year (or, for the
Non-PEO
NEOs, the average of such amounts), which represent the grant date fair value of Equity Awards granted in the applicable year.

(2)	The amounts set forth in the following tables are reflected in this column:
PEO: Equity Award Values Included in CAP

Year	Year-End Fair Value of Current Year Equity Awards (i)	Change in Fair Value of Prior Years’ Equity Awards Unvested at Year-End (ii)	Fair Value of Equity Awards Granted and Vested in Same Year (iii)	Change in Fair Value between Prior Year-End and Vest Date of Equity Awards Vested in Current Year (iv)	Adjusted Stock and Option Award Values Included in CAP

2025	$1,403,996	$(808,281)	$—	$(53,223)	$542,492

2024	$2,012,975	$486,160	$—	$(25,827)	$2,473,308

2023	$1,059,930	$365,348	$—	$27,114	$1,452,392

2022	$1,845,640	$963,676	$—	$73,816	$2,883,132

2021	$1,261,881	$(1,014,052)	$—	$(45,540)	$202,289
Non-PEO
NEOs: Equity Award Values Included in CAP

Year	Average Year-End Fair Value of Current Year Equity Awards (i)	Average Change in Fair Value of Prior Years’ Equity Awards Unvested at Year-End (ii)	Average Fair Value of Equity Awards Granted and Vested in Same Year (iii)	Average Change in Fair Value between Prior Year-End and Vest Date of Equity Awards Vested in Current Year (iv)	Average Adjusted Stock and Option Award Values Included in CAP

2025	$726,063	$(382,840)	$—	$(24,039)	$319,184

2024	$911,061	$170,059	$—	$(14,298)	$1,066,822

2023	$522,873	$79,475	$—	$12,378	$614,726

2022	$854,833	$422,955	$—	$34,703	$1,312,491

2021	$540,967	$(402,501)	$—	$(8,539)	$129,927

(i)
the
year-end
fair value of any Equity Awards granted in the applicable year that were outstanding and unvested as of the end of the applicable year (or, for the
Non-PEO
NEOs, the average of such
year-end
fair values);

(ii)
the amount of change as of the end of the applicable year (from the end of the prior year) in the fair value of Equity Awards granted in prior years that were outstanding and unvested as of the end of the applicable year (or, for the
Non-PEO
NEOs, the average of such amounts of change);

(iii)	the fair value as of the vesting date of Equity Awards that were granted and vested in the same applicable year (or, for the Non-PEO NEOs, the average of such fair values); and

(iv)
the amount of change as of the vesting date (from the end of the prior year) in the fair value of Equity Awards that were granted in prior years and vested in the applicable year (or, for the
Non-PEO
NEOs, the average of such amounts of change).

No Equity Awards were granted in prior years that were determined to fail to meet the applicable vesting conditions during the applicable year and no dollar value of dividends or other earnings paid on Equity Awards in the applicable year is not otherwise reflected in the fair value of such award.

The value of Equity Awards included in CAP, as reported in columns (c) and (e), is impacted by changes in Sempra’s stock price. The year-end
price of Sempra’s common stock was $88.29 in 2025, $87.72 in 2024, $74.73 in 2023, $77.27 in 2022, $66.14 in 2021 and $63.705 in 2020.

(3)
The amounts in this column reflect the aggregate change in the actuarial present value of accumulated benefits under all defined benefit and actuarial pension plans reported in the SCT for the applicable year. Above-market interest on nonqualified deferred compensation reported in the SCT for the applicable year are not reflected.

(4)
The amounts in this column reflect the actuarily determined service cost for services rendered during each applicable year under all defined benefit and actuarial pension plans. In November 2024, Sempra’s Compensation and Talent Development Committee approved adding Ms. Brown as a participant in the Supplemental Executive Retirement Plan effective January 1, 2025. The Average Adjusted Change in Pension Value included in CAP for 2024 includes the increase in prior service cost valued at $2.4 million associated with Ms. Brown’s participation in the plan.

(B)
SoCalGas does not have publicly traded common stock, and the Equity Awards granted to the PEOs and
Non-PEO
NEOs are all based in Sempra common stock. As a result, the TSR shown in the table is Sempra’s TSR. The cumulative TSR reflected in each of columns (f) and (g) reflects a five-year measurement period for 2025, a four-year measurement period for 2024, a three-year measurement period for 2023, a two-year
measurement period for 2022 and a
one-year
measurement period for 2021, in each case for the period starting on December 31, 2020 and assuming the reinvestment of all dividends. Consistent with the performance graph included in the 2025 Annual Report, the peer group TSR in column (g) is calculated using the S&P 500 Utilities Index as the peer group, with the returns of each component issuer in such index weighted according to the respective issuers’ market capitalization.

As part of our compensation program, Equity Awards were granted to our named executive officers in 2021, 2022, 2023, 2024 and 2025 that use multiple performance measures, including Sempra TSR relative to the S&P 500 Utilities Index and the S&P 500 Index. The TSR for the S&P 500 Utilities Index reflected in column (g) differs from the TSR used for our performance-based restricted stock unit awards because the TSR reflected in column (g) is based on the market-capitalization-weighted index while the TSR used for our performance-based restricted stock unit awards is based on Sempra’s TSR percentile ranking relative to the companies in the S&P 500 Utilities Index, excluding water companies, or the companies in the S&P 500 Index, in each case for the three-year performance period for such awards. For additional information about the performance measures used in our annual long-term incentive plan awards, see “Compensation Components—Long-Term Equity-Based Incentives—What were the performance goals for the 2025 performance-based restricted stock units?” in the Compensation Discussion and Analysis in this Information Statement.

The value of Sempra’s TSR is impacted by changes in Sempra’s stock price. The year-end
price of Sempra’s common stock was $88.29 in 2025, $87.72 in 2024, $74.73 in 2023, $77.27 in 2022, $66.14 in 2021 and $63.705 in 2020.

(C)	Net income represents the amount of net income reflected in our audited financial statements for the applicable fiscal year and includes preferred stock dividends.

CAP, as reported in columns (c) and (e), includes cash awards under the EICP. The company financial performance measure under the plan is EICP Earnings. A description of EICP Earnings and its relationship to net income is provided below in footnote (D).

(D)
Although we use numerous financial and
non-financial
performance measures for the purpose of evaluating company performance for our executive compensation program, we have determined that EICP Earnings is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in this table) used to link CAP for the most recently completed fiscal year to company performance. The SoCalGas Board of Directors uses EICP Earnings, a non-GAAP
financial measure, as the company financial performance measure in the EICP. The amount reported in column (i), which represents earnings used for EICP purposes (or EICP Earnings), is calculated as SoCalGas’ GAAP net income, excluding preferred stock dividends and subject to certain other predefined adjustments. EICP Earnings may be higher or lower than earnings reported in our financial statements (labeled as “earnings attributable to common shares” or “GAAP Earnings”) due to these adjustments, which are described in “Compensation Components— Performance-Based Annual Bonuses—How were the EICP earnings goals determined?” and “—What adjustments were applied to GAAP earnings to determine EICP earnings?” in the Compensation Discussion and Analysis in this Information Statement. For additional information about the performance measures used in the EICP, see “Compensation Components—Performance-Based Annual Bonuses—What were the 2025 annual bonus performance goals for the named executive officers?” and “—What were the performance results for the 2025 Executive Incentive Compensation Plan?” in the Compensation Discussion and Analysis in this Information Statement.

(E)
The PEO for 2021 through 2024 was Mr. Drury and the PEO for 2025 was Ms. Brown. The
Non-PEO
NEOs for 2021 were Mss. Brown and DeMontigny and Messrs. Cho and Walker. The
Non-PEO
NEOs for 2022 through 2024 were Mss. Brown and DeMontigny and Messrs. Cho and Barrett. The
Non-PEO
NEOs for 2025 were Mss. DeMontigny, Mijares and Smith and Messrs. Barrett and Schwecke.

Certain CAP Relationships
The relationships between Sempra’s TSR and the peer group TSR reported in the 2025
Pay-Versus-Performance
table above, as well as between CAP and Sempra’s TSR, SoCalGas net income and EICP Earnings are shown below. As shown in these charts and as more fully described in the notes to the 2025
Pay-Versus-Performance
table above and the Compensation Discussion and Analysis in this Information Statement, there is some alignment between CAP and Sempra’s TSR and the company’s EICP Earnings, as these are measures that have been selected for use in various elements of our executive compensation program for purposes of aligning executive compensation with company performance. Importantly, because a significant portion of target total direct pay to our named executive officers is delivered in the form of long-term equity-based incentives (53% for our PEO and an average of 43% for our
Non-PEO
NEOs), the change in CAP over time is driven primarily by the market price of Sempra’s common stock and our performance against the metrics that determine vesting of our performance-based restricted stock units, which significantly influence the fair value of Equity Awards as calculated for purposes of CAP and were the primary drivers of the decrease in CAP from 2022 to 2023 and 2024 to 2025 in spite of the slight increase or flat performance in TSR and EICP Earnings over the same period. The changes in PEO and
Non-PEO
NEOs also contributed to changes in CAP between 2024 and 2025. There is less alignment between CAP and the company’s net income because net income, which includes amounts that are not indicative of the company’s performance, is not used in our executive compensation program for this purpose.

CAP vs. TSR
CAP ($M)
TSR - Value of Initial Fixed $100 Investment
$6
$5
$4
$3
$2
$1
$0
$175
$150
$125
$100
$75
$50
$25
$0
2021
2022
2023
2024
2025
PEO CAP
Avg Non-PEO NEO CAP
Sempra TSR
S&P 500 Utilities Index TSR

Important Performance Measures
As described in the Compensation Discussion and Analysis in this Information Statement, one of the key principles of our executive compensation philosophy is to align pay with short-term and long-term company performance. In our assessment, the most important performance measures used to link executive compensation actually paid to our named executive officers for the most recently completed fiscal year to the company’s performance are listed in the table below. This list includes safety measures and measures related to safety management systems and customer service and other stakeholder-focused measures, which are non-financial
performance measures.

Performance Measure	Description

EICP Earnings	See footnote (D) to the 2025 Pay-Versus-Performance table for information about the use of EICP Earnings in our 2025 executive compensation program.

Sempra Relative TSR vs. S&P 500 Utilities Index	See footnote (B) to the 2025 Pay-Versus-Performance table for information about the use of Sempra’s relative TSR in our 2025 executive compensation program.

Sempra Relative TSR vs. S&P 500 Index	See footnote (B) to the 2025 Pay-Versus-Performance table for information about the use of Sempra’s relative TSR in our 2025 executive compensation program.

Sempra EPS Growth
Our annual long-term incentive plan awards granted in 2021, 2022, 2023, 2024 and 2025 include a performance-based restricted stock unit award linked to Sempra’s relative EPS growth. The award measures Sempra’s adjusted EPS CAGR for the relevant three-year period. The payout scale for awards granted through 2023 is based on the three-year analyst consensus estimates for the companies constituting the S&P 500 Utilities Index peers. The payout scale for awards granted in 2024 and 2025 is based on the percentile ranking of Sempra’s three-year adjusted EPS CAGR relative to the adjusted EPS CAGRs of the S&P 500 Utilities Index peers. Calculation of EPS for purposes of the applicable LTIP award cycle includes certain adjustments, as described under “Compensation Components—Long-Term Equity-Based Incentives—What were the performance goals for the 2025 performance-based restricted stock units?” in the Compensation Discussion and Analysis in this Information Statement.

Safety and Safety Management Systems
The EICP includes safety measures and measures related to safety management systems as one of its performance measures. These measures are described under “Compensation Components—Performance-Based Annual Bonuses—What were the performance results for the 2025 Executive Incentive Compensation Plan?” in the Compensation Discussion and Analysis in this Information Statement.

Customer Service and Other Stakeholders
The EICP includes customer service and other stakeholder-focused measures as one of its performance measures. These measures are described under “Compensation Components—Performance-Based Annual Bonuses—What were the performance results for the 2025 Executive Incentive Compensation Plan?” in the Compensation Discussion and Analysis in this Information Statement.

Ratio of CEO to Median Employee Pay

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. In addition to our full-time workforce, our employee population includes a substantial percentage of part-time employees. Given the different methodologies that various public companies use to determine an estimate of their pay ratio and the differences in employee populations, the estimated ratio reported below should not be used as a basis for comparison between companies.

SEC rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. We determined a median employee in 2023 based on a measurement date of December 31, 2023. In determining that median employee, we used a definition of compensation, or “consistently applied compensation measure” (CACM), that included 2023 base salary and selected the median employee from a group of employees who received compensation within plus or minus 1% of the median CACM. We used the same 2023 median employee for 2025, after considering the changes to our employee population and compensation programs during 2025, as well as the 2025 compensation of the median employee.

To calculate the 2025 pay ratio, we calculated 2025 compensation for Ms. Brown and the median employee using the methodology used for the 2025 Summary Compensation Table plus health and welfare and other nondiscriminatory benefits, which are a key part of our total rewards program. Using this methodology, the 2025 total compensation of our median employee was $172,403 and the 2025 total compensation of our CEO was $5,022,009. For 2025, we estimate that the ratio of CEO pay to median employee pay was 29:1.

SECURITY HOLDERS SHARING AN ADDRESS

If you share an address with another shareholder, you may receive only one copy of the materials for the Annual Shareholders Meeting (including this Information Statement, the accompanying Notice of Annual Shareholders Meeting and the 2025 Annual Report), unless you or the other shareholder have provided contrary instructions. If you wish to receive a separate copy of these materials, please request the additional copy by contacting us in writing at 488 8th Avenue, San Diego, California 92101, Attention: Shareholder Services, or by phone at (877) 736-7727.

A separate copy of the materials will be sent promptly following receipt of your request.

If you are a shareholder of record and you wish to receive a separate copy of the materials for our annual shareholders meetings in the future, or if you have received multiple copies of the materials for the Annual Shareholders Meeting and you wish to receive only one copy in the future, please contact us by writing to 488 8th Avenue, San Diego, California 92101, Attention: Shareholder Services, or by calling (877) 736-7727.

If you are a beneficial owner of shares held by a bank, broker or other nominee and you wish to receive a separate copy of the materials for the Annual Shareholders Meeting or the materials for our future annual shareholders meetings, or if you have received multiple copies of the materials for the Annual Shareholders Meeting and you wish to receive only one copy in the future, please contact your bank, broker or other nominee directly.

OTHER MATTERS

We are not aware of any item that may be voted on at the Annual Shareholders Meeting that is not described in this Information Statement, nor have we received notice of any such item by the deadline prescribed by Rule 14a-4(c)(1) under the Exchange Act.

This Information Statement and the accompanying Notice of Annual Shareholders Meeting are sent by order of the Board of Directors of Southern California Gas Company.

Jason W. Egan

Corporate Secretary

Dated: April 14, 2026